UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

THE DIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

Preferred Share Purchase Rights

(2)	Aggregate number of securities to which transaction applies:

97,038,492 shares of Common Stock and options to purchase 11,544,510 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0000809 by the sum of: (x) the product of 97,038,492 shares of Common Stock outstanding and the merger consideration of $28.75 per share in cash plus (y) $140,142,581.77, which is the aggregate amount anticipated to be paid to certain persons holding options to purchase shares of Common Stock in consideration of cancellation of such options.

(4)	Proposed maximum aggregate value of transaction:

$2,929,999,226.77

(5)	Total fee paid:

$237,036.94

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING
ON WEDNESDAY, MARCH 24, 2004
AND PROXY STATEMENT

THE DIAL CORPORATION

15501 North Dial Boulevard
Scottsdale, Arizona 85260-1619

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of The Dial Corporation to be held on Wednesday, March 24, 2004, at 9:00 a.m., local time, at our corporate headquarters located at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619.

      At the special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement, by and among Dial, Henkel KGaA and its subsidiary, Henkel Merger Corporation. If the merger agreement is adopted and we complete the merger, Dial will become a subsidiary of Henkel and you will receive $28.75 in cash for each share of Dial common stock you own.

      Our board of directors has unanimously approved the merger agreement and the merger. The board of directors believes that the merger agreement and the proposed merger are fair to, and in the best interests of, Dial’s stockholders. Therefore, the board of directors recommends that you vote in favor of the adoption of the merger agreement.

      The decision to adopt the proposed merger agreement is important to Dial and its stockholders. We cannot complete the merger unless holders of at least a majority of all of the outstanding shares of Dial common stock vote to adopt the merger agreement.

      The enclosed proxy statement contains a discussion of the background of, reasons for and terms of the merger. Please read this material carefully. Whether or not you plan to attend the special meeting, it is important that your shares, regardless of the number, be represented. Accordingly, I urge you to complete, sign, date and return your proxy card in the envelope enclosed for your convenience. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

HERBERT M. BAUM
Chairman, President and
Chief Executive Officer of The Dial Corporation

      The proxy statement is dated February 18, 2004, and is first being mailed to stockholders of Dial on or about February 19, 2004.

THE DIAL CORPORATION

15501 North Dial Boulevard
Scottsdale, Arizona 85260-1619
(480) 754-3425
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, March 24, 2004

To the Stockholders of The Dial Corporation:

      A special meeting of stockholders of The Dial Corporation, a Delaware corporation, will be held on Wednesday, March 24, 2004, at 9:00 a.m., local time, at our corporate headquarters, located at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 14, 2003, by and among Dial, Henkel KGaA, and Henkel Merger Corporation, a wholly-owned subsidiary of Henkel, pursuant to which, among other things, (a) Henkel Merger Corporation will be merged with and into Dial, with Dial being the surviving corporation, and (b) each outstanding share of Dial common stock, par value $0.01 per share, will be converted into the right to receive $28.75 in cash, without interest (other than those shares held in treasury, held by any of our wholly-owned subsidiaries, held by Henkel, held by any subsidiary of Henkel, or held by any stockholders who perfect their appraisal rights under Delaware law); and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      The board of directors has specified Tuesday, February 17, 2004, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will also be available for inspection by stockholders during ordinary business hours at our corporate offices located at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619.

      Please read the proxy statement and other materials concerning Dial and the merger, which are mailed with this notice, for a more complete statement regarding the matters to be acted upon at the special meeting.

      The board of directors has determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Dial and its stockholders.

      THE BOARD OF DIRECTORS HAS DECLARED THE MERGER ADVISABLE, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

      Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

By Order of the Board of Directors,

/s/ Christopher J. Littlefield

CHRISTOPHER J. LITTLEFIELD
Senior Vice President,
General Counsel and Secretary

Scottsdale, Arizona

February 18, 2004

Your vote is important. Please complete and return your proxy promptly.

i

Annexes:
Annex A —	Agreement and Plan of Merger, by and among Henkel KGaA, Henkel Merger Corporation and The Dial Corporation, dated as of December 14, 2003
Annex B —	Opinion of Goldman, Sachs & Co.
Annex C —	Section 262 of the Delaware General Corporation Law

      Except as otherwise specifically noted, “we,” “our,” “us” and similar words in this proxy statement refer to The Dial Corporation. In addition, we refer to The Dial Corporation as “Dial” and Henkel KGaA as “Henkel.”

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following questions and answers are intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Dial stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

      Q: Why am I receiving this proxy statement?

      A: Our board of directors is furnishing this proxy statement to our stockholders in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or at any adjournments, postponements or continuations of the meeting.

      Q: What am I being asked to vote on?

      A: The adoption of a merger agreement that provides for the proposed acquisition of Dial by Henkel KGaA, which is headquartered in Düsseldorf, Germany and has world-wide operations, and any other matter that may properly come before the special meeting. The proposed acquisition would be accomplished through a merger of Henkel Merger Corporation, a wholly-owned subsidiary of Henkel, with and into Dial. As a result of the merger, Dial will become a wholly-owned subsidiary of Henkel and Dial common stock will cease to be listed on the New York Stock Exchange and will not be publicly traded.

      Q: What will I receive in the merger?

      A: Stockholders of Dial (other than Dial, Henkel and our and their respective subsidiaries and stockholders that perfect their appraisal rights under Delaware law) will be entitled to receive $28.75 in cash, without interest and less any applicable withholding tax, for each share of Dial common stock owned by them.

      Q: What is the recommendation of Dial’s board of directors?

      A: In the opinion of our board of directors, the terms and provisions of the merger agreement and the proposed merger are fair to, and in the best interests of, Dial and its stockholders. Our board of directors has unanimously approved and adopted the merger agreement and declared the merger advisable. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

      Q: What factors did Dial’s board of directors consider in making its recommendation?

      A: In making its recommendation, our board of directors took into account, among other things, the cash consideration to be received by the holders of Dial common stock in the merger and the current and historical market prices of Dial common stock; the opinion of our financial advisor, Goldman Sachs; the board’s continued belief that the long-term interests of Dial and its stockholders would be best served if Dial’s operations were part of a larger enterprise; and that the terms of the merger agreement, including that Henkel’s obligation to complete the transaction is not contingent on its obtaining financing and that Dial has the ability to furnish information to, and conduct negotiations with, a third party and terminate the merger agreement upon the payment of a termination fee, should it receive a superior proposal.

      Q: What regulatory approvals and filings are needed to complete the merger?

      A: Early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was granted on January 12, 2004. We are not aware of any other waiting period or consent required under any applicable foreign antitrust laws.

      Q: When do you expect the merger to be completed?

      A: Assuming that the merger agreement is adopted by Dial’s stockholders at the special meeting and that all other closing conditions are satisfied or waived, we expect that the merger will be completed on or promptly after the date of the special meeting. However, we cannot assure you that such conditions will be satisfied (or waived, where permitted by applicable law) or, if satisfied or waived, the date by which they will be satisfied or waived.

      Q: What vote is required to adopt the merger agreement?

      A: The holders of at least a majority of all outstanding shares of Dial common stock must vote to adopt the merger agreement. As of February 17, 2004, the record date for voting shares at the stockholders meeting, there were 98,015,079 shares of Dial common stock issued and outstanding.

      Q: When and where is the special meeting and who can attend?

      A: The special meeting will take place at our offices at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, on Wednesday, March 24, 2004, at 9:00 a.m., local time. Only stockholders as of February 17, 2004, the record date for voting shares at the stockholders meeting, their proxy holders, and invited guests may attend the special meeting.

      Q: What do I need to do now?

      A: We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible to ensure that your shares are voted at the special meeting of Dial’s stockholders. In the alternative, you may use any touch-tone telephone to vote your shares 24 hours a day, 7 days a week, until 12:00 noon Central Standard Time on March 23, 2004, by calling (800) 560-1965. Please have your proxy card and the last four digits of your Social Security Number available. If you vote by telephone, please do not return a signed proxy card.

      Q: What happens if I do not vote?

      A: The failure to return your proxy card, to vote your shares by telephone using the procedures set out on the proxy card or to vote at the special meeting of Dial’s stockholders will have the same effect as voting against adoption of the merger agreement. If we do not receive the affirmative vote of the holders of a majority of the shares of Dial common stock outstanding on the record date, then we will not be able to effect the merger.

      Q: May I vote in person?

      A: Yes. If your shares of Dial common stock are not held in “street name” by a stockbroker or other nominee, you may attend the special meeting of Dial’s stockholders, and vote your shares in person, rather than by signing and returning your proxy card. If you wish to vote in person and your shares are held by a stockbroker or other nominee, you need to obtain a proxy from the broker authorizing you to vote your shares held in the broker’s name.

      Q: May I change my vote after I have voted?

      A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You may do this in one of three ways. First, you may send a written, dated notice to the Secretary of Dial stating that you would like to revoke your proxy. Second, you may execute and deliver a later dated proxy (including a proxy delivered by telephone). Third, you may attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedures provided by your broker to change those instructions.

      Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

      A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against adoption of the merger agreement.

      Q: Should I send in my Dial stock certificates now?

      A: No. Shortly after the merger is completed, you will receive written instructions for remitting your shares of Dial common stock for the merger consideration of $28.75 in cash per share, without interest.

      Q: How will I know the merger has occurred?

      A: If the merger occurs, we will promptly make a public announcement of this fact.

      Q: Will the merger be taxable to me?

      A: The receipt of cash for shares of Dial common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local, or foreign income or other tax purposes as well. A stockholder will be treated for U.S. federal income tax purposes as if the stockholder had the stockholder’s shares of Dial common stock redeemed in whole or in part by Dial for cash. In addition, a stockholder may be treated as having sold some of the stockholder’s shares to Henkel for cash. In general, a stockholder who receives cash in exchange for shares of Dial common stock pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of Dial common stock exchanged for cash pursuant to the merger. If the shares of Dial common stock exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 15% if the shares of Dial common stock were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income rates. Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Certain U.S. Federal Income Tax Consequences” on page 33.

      Q: Am I entitled to appraisal rights?

      A: Yes. You are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. See “The Merger — Appraisal Rights” on page 30.

      Q: Who can help answer my questions?

      A: If you have questions regarding the special meeting of Dial’s stockholders, the attached proxy statement or the procedures for voting, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at (212) 440-9800 (banks and brokers) or (800) 849-5324 (all others, toll free). If you would like additional copies, without charge, of this proxy statement you should contact:

THE DIAL CORPORATION Attn: Shareholder Information Center 15501 North Dial Boulevard Scottsdale, Arizona 85260-1619 Telephone: 888-330-3425 E-mail: corprel@dialcorp.com

or

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (800) 849-5324

      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

      The following summary term sheet highlights the material information contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision. To understand the merger agreement fully and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement and the documents to which we refer in this proxy statement. See “Where You Can Find More Information” on page 46. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, as it is the legal document that contains all of the terms and conditions of the merger.

The Companies (page 11)

THE DIAL CORPORATION
Attn: Shareholder Information Center
15501 North Dial Boulevard
Scottsdale, Arizona 85260-1619
Telephone: 888-330-3425
E-mail: corprel@dialcorp.com

      We manufacture and sell consumer products. We market our products primarily under such household brand names as Dial® soaps, Purex® detergents, Renuzit® air fresheners and Armour® canned meats. We believe that our brand names have contributed to our products achieving leading market positions.

HENKEL KGaA
Henkelstrasse 67
40191 Düsseldorf
Germany
Telephone: (+49) 211-797-3937

Henkel is a leader with brands and technologies that make people’s lives easier, better and more beautiful. The Henkel Group operates in three strategic business areas: Home Care, Personal Care, and Adhesives, Sealants and Surface Treatment. In fiscal 2002, the Henkel Group generated sales of 9.66 billion euros and an operating profit of 666 million euros. 50,000 people work for the Henkel Group worldwide. Henkel Brands and Technologies are available in 126 countries around the world.

HENKEL MERGER CORPORATION
The Triad, Suite 200
2200 Renaissance Boulevard
Gulph Mills, PA 19406-2755
Telephone: 610-270-8100

Henkel Merger Corporation is a wholly-owned subsidiary of Henkel. Henkel Merger Corporation was organized solely for the purpose of engaging in the merger with Dial and the transactions contemplated by the merger agreement, and has not conducted any business operations.

The Special Meeting of Dial’s Stockholders (page 9)

      Date, Time and Place. A special meeting of the stockholders of Dial will be held on Wednesday, March 24, 2004, at 15501 North Dial Boulevard, Scottsdale, Arizona, 85260-1619, at 9:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement and any other matter which may properly come before the special meeting.

      Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Dial common stock at the close of business on February 17, 2004, the record date for the special meeting. You will have one vote at the special meeting for each share of Dial common stock you owned at the close of business on the record date. On the record date, there were 98,015,079 shares of Dial common stock entitled to be voted at the special meeting.

      Required Vote. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Dial common stock outstanding at the close of business on the record date.

Background of the Merger (page 12)

      A description of the process we undertook with respect to seeking a potential buyer of Dial that would allow our businesses to become more competitive by being part of a larger enterprise is included in the “Background of the Merger” section. That section also includes a description of our discussions with Henkel that led to the approval of the merger agreement by our board of directors.

Purposes and Effects of the Merger (page 14)

      The principal purposes of the merger are to enable Henkel to acquire all of the outstanding common stock of Dial, to enable our businesses to be become more competitive by being part of a larger enterprise and to provide you the opportunity to receive a cash payment for your shares at a premium over the market prices at which Dial common stock traded before the public announcement of the merger agreement. If the merger is completed, you will have the right to receive $28.75 in cash, without interest and less any applicable withholding tax, in exchange for each share of Dial common stock that you own. You will receive the merger consideration after remitting your Dial stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you promptly after completion of the merger.

      Following completion of the merger, Dial will become a wholly-owned subsidiary of Henkel and our common stock will be delisted from the New York Stock Exchange and will no longer be publicly traded.

Reasons for the Merger and the Recommendation of the Board of Directors (page 14)

      Our board of directors has determined that the merger agreement and the merger are fair to, and in the best interests of, Dial and its stockholders, and recommends that you vote “FOR” the adoption of the merger agreement. In making this determination, our board of directors considered a number of factors, including the following:

•	the business, competitive position, strategy and prospects of Dial in the industry in which it competes;

•	our board of directors’ continued belief that the long-term interests of Dial and its stockholders would be best served if we were part of a larger enterprise;

•	that despite engaging in discussions with a number of potential partners over the last three years and sharing information relating to our businesses with certain of those entities who entered into confidentiality agreements with us, no formal offers were made to us, other than Henkel’s offer;

•	the value of the consideration to be received by Dial’s stockholders in the merger pursuant to the merger agreement and that the consideration would be paid in cash;

•	that the proposed merger is not subject to any financing condition;

•	the fact that the $28.75 per share to be paid as the consideration in the merger represents a premium of 33.8% over the six-month trailing average of $21.48 per share, 22.2% over the 60-day trailing average of $23.53 per share, and a premium of approximately 11.1% over the $25.88 closing sale price per share of Dial common stock on the New York Stock Exchange on December 12, 2003, the last trading day prior to the public announcement of the execution of the merger agreement;

•	the opinion of Goldman Sachs to the effect that, as of December 14, 2003, and based upon and subject to the factors and assumptions set forth in the opinion, the $28.75 per share in cash to be received by

Dial’s stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders; and

•	the possible alternatives to the merger.

      In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on our employees, customers and our existing relationships with third parties, which was less of a negative factor than it might have been in light of the commitment Henkel has made to our employees generally;

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our growth;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Henkel a termination fee of $110,000,000, if the merger is terminated under certain circumstances;

•	the fact that the consideration to be received in the merger generally will be taxable to our stockholders; and

•	the interests that certain directors and executive officers of Dial may have with respect to the merger, in addition to their interests as stockholders of Dial generally.

Opinion of Financial Advisor (page 16)

      Goldman Sachs delivered an oral opinion to our board of directors, subsequently confirmed in writing, to the effect that, as of December 14, 2003, and based upon and subject to the factors and assumptions set forth in the opinion, the $28.75 per share in cash to be received by the holders of the outstanding shares of Dial common stock pursuant to the merger agreement was fair from a financial point of view to those holders. The full text of the written opinion of Goldman Sachs, dated December 14, 2003, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. You are encouraged to read the opinion in its entirety.

      Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Dial common stock should vote with respect to the merger. We have previously agreed to pay Goldman Sachs a transaction fee subject to the completion of the merger.

Merger Agreement (page 36)

      A copy of the merger agreement is attached to this proxy statement as Annex A and a summary of the merger agreement is provided in this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that contains all of the terms of and conditions to the merger.

Conditions to the Completion of the Merger (page 40)

      To complete the merger, several conditions must be satisfied or waived by the appropriate party or parties, including:

•	the merger agreement must be adopted by our stockholders;

•	any waiting period applicable to the merger under the Hart-Scott-Rodino Act must have expired or been terminated;

•	there must not be in effect any statute, rule, regulation, executive order, judgment, decree or injunction that prohibits completion of the merger or makes completion of the merger illegal;

•	the representations and warranties of the parties must be true and correct, other than inaccuracies that would not be reasonably expected to result in a material adverse effect;

•	the obligations of the parties under the merger agreement must be performed or complied with, except to the extent that the failure to do so would not be reasonably expected to result in a material adverse effect;

•	all governmental authorizations, consents and approvals must be received, except for those, the failure of which to obtain does not and would not be reasonably expected to have a material adverse effect on Dial;

•	there must not be any pending suit, action or proceeding that is reasonably likely to be adversely determined seeking to restrain or prohibit the merger or to obtain from Henkel any damages that would be reasonably expected to have a material adverse effect on Henkel;

•	holders of 10% or more of our outstanding common stock must not have demanded appraisal rights in accordance with Delaware law; and

•	there must not have occurred any state of facts, circumstances, change, development, effect, condition or occurrence that has had or could reasonably be expected to have a material adverse effect on Dial.

      The obligation of Henkel to complete the merger is not subject to any financing condition.

Termination of the Merger Agreement (page 42)

      The merger agreement may be terminated:

•	by Henkel and Dial, if both parties agree to do so;

•	by either Henkel or Dial, if:

o	the merger is not completed by July 14, 2004 (or, if necessary to obtain regulatory approvals, by November 30, 2004);

o	the merger agreement is not adopted by the required vote of our stockholders at the special meeting;

o	any order, decree or ruling issued by a governmental entity permanently restrains or prohibits the merger; or

o	a governmental entity shall have failed to issue an order, decree or ruling necessary to fulfill certain conditions set forth in the merger agreement and denial by such governmental entity of a request to issue such an order, decree or ruling shall have become final and non-appealable.

•	by Dial, if:

o	Henkel breaches any representation, warranty, covenant or agreement under the merger agreement that would give rise to a failure of a condition that has not been cured, or is not capable of being cured, within 15 business days following receipt by Henkel of notice of the breach; or

o	prior to the adoption of the merger agreement by our stockholders, (a) we have complied with our obligations in the merger agreement that are summarized in the “No Solicitation” section below on page 39, (b) we have given Henkel at least three business days’ written notice of our intention to terminate the merger agreement in order to recommend or accept a superior proposal or to enter into an agreement constituting a superior proposal, (c) our board of directors determines that the proposal is and continues to be a superior proposal (after taking into account any Henkel counterproposal) and (d) we pay a termination fee to Henkel of $110,000,000.

•	by Henkel, if:

o	our board of directors (a) withdraws or adversely modifies its approval or recommendation of the merger agreement or the merger, (b) fails to call a special meeting of our stockholders to adopt the merger agreement or (c) approves, recommends or enters into a definitive agreement with respect to any acquisition proposal; or

-	we breach (a) any of our material obligations with respect to acquisition proposals or (b) any representation, warranty, covenant or agreement in the merger agreement that causes the failure of certain conditions to the closing of the merger and the breach has not been cured, or is not capable of being cured, within 15 business days following receipt by us of notice of a breach.

Termination Fee (page 43)

      We have agreed to pay Henkel a termination fee of $110,000,000 in the event the merger agreement is terminated in the following circumstances:

•	if an acquisition proposal has been made or publicly announced and either Henkel or we terminate the merger agreement because (a) the merger is not consummated by July 14, 2004 (or, if the date is extended to obtain any regulatory approvals, November 30, 2004) or (b) our stockholders fail to adopt the merger agreement at the special meeting and, in either case, we or any of our subsidiaries enter into a letter of intent or definitive agreement with respect to, or consummate, certain acquisition proposals within 13 months after such termination;

•	if we terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders at the special meeting, because we intend to recommend, accept or enter into a transaction that constitutes a superior proposal; and

•	if Henkel terminates the merger agreement because our board of directors (a) withdraws or adversely modifies its approval or recommendation of the merger agreement or the merger, (b) fails to call a special meeting of Dial’s stockholders to adopt the merger agreement, or (c) approves, recommends or enters into a definitive merger agreement with respect to an acquisition proposal or we breach any of our material obligations in the merger agreement that are summarized in the “No Solicitation” section below on page 39.

Interests of Dial’s Directors and Management in the Merger (page 24)

      In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our executive officers and directors have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in making its recommendation. These interests of our executive officers and directors include the following:

•	the terms of the merger agreement provide for the continued indemnification of our current directors and executive officers and directors’ and officers’ liability insurance for six years after the completion of the merger;

•	the ability of our executive officers and directors who hold options to acquire Dial common stock to consent to surrender each option, whether or not exercisable, and receive cash in the amount that the merger consideration exceeds the exercise price multiplied by the number of shares of Dial common stock which are subject to the option;

•	the eligibility of certain executive officers to receive payments under pre-existing employment agreements, change of control agreements and deferred compensation plans;

•	the fact that unvested stock options held by all option holders, including our executive officers and directors, vest and become exercisable and restrictions on any restricted shares held by such persons lapse generally upon stockholder approval of the merger; and

•	the fact that certain of our executive officers and other senior managers have entered into employment agreements that provide for their continued employment with Dial following the merger as a result of Henkel’s desire to retain members of our senior management.

Appraisal Rights (page 30)

      Dial’s stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Dial common stock determined in accordance with Delaware law, if such rights are properly perfected. The fair value of shares of Dial common stock, as determined in accordance with Delaware law, may be more than, less than or equal to the merger consideration to be paid to non-dissenting Dial stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Such stockholders must precisely follow those specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

Certain U.S. Federal Income Tax Consequences (page 33)

      The receipt of cash in consideration for the cancellation of Dial common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. A stockholder will be treated for U.S. federal income tax purposes as if the stockholder had the stockholder’s shares of Dial common stock redeemed in whole or in part by Dial for cash. In addition, a stockholder may be treated as having sold some of the stockholder’s shares to Henkel for cash. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of Dial common stock converted into the right to receive cash in the merger. Stockholders are strongly urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any federal, state, local or foreign income and other tax laws) of the merger.

Regulatory Matters (page 35)

      The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Each of Henkel and Dial made the required filings under the Hart-Scott-Rodino Act, and early termination of the waiting period was granted on January 12, 2004. We are not aware of any other waiting period or consent required under any applicable foreign antitrust laws.

FORWARD-LOOKING INFORMATION

      Statements in this proxy statement as to our expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) economic conditions in the U.S. deteriorate, resulting in lower sales, (2) competition in the categories in which we compete intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (3) efforts to control and reduce costs are unsuccessful or do not yield anticipated savings, (4) new products are unsuccessful or do not produce the sales anticipated, (5) there are further increases in raw material, petroleum, natural gas and/or energy prices, (6) we do not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, (7) we experience a loss of, or a substantial decrease in, purchases by any of our major customers, (8) there is a shortage of tallow or other beef products due to an outbreak of bovine spongiform encephalopathy, commonly known as “mad cow disease,” or due to regulations aimed at reducing the risk of an outbreak, (9) the capital and operational savings expected from the information technology outsourcing agreement with Electronic Data Systems Corporation are lower than anticipated, (10) we experience problems in implementing SAP software, such as delays in processing orders, which harm our relationships with our customers or increase the costs related to implementation or (11) the merger agreement is terminated and the merger is not completed, resulting in disruptions to our business and, under certain circumstances, requiring us to pay to Henkel a termination fee in the amount of $110,000,000. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Factors That May Affect Future Results and Financial Condition” in our Annual Report on Form 10-K for the year ended December 31, 2002 and Exhibit 99.1 “Private Securities Litigation Reform Act of 1995 Safe Harbor Compliance Statement for Forward-Looking Statements,” attached to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2003. Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

MARKET PRICE AND DIVIDEND DATA

      Dial common stock is traded on the New York Stock Exchange under the symbol “DL.” This table shows, for the periods indicated, the range of high and low per share closing sales prices for Dial common stock as reported on the New York Stock Exchange and the dividends paid per share.

	Dial Common Stock

	Low	High	Dividends Per Share

FISCAL YEAR 2001
First quarter	$11.19	$15.75	0.04
Second quarter	$11.95	$15.10	0.04
Third quarter	$12.80	$18.00	0.04
Fourth quarter	$15.80	$18.78	0.04
FISCAL YEAR 2002
First quarter	$15.74	$18.02	0.04
Second quarter	$17.99	$21.99	0.04
Third quarter	$17.98	$21.67	0.04
Fourth quarter	$20.37	$22.15	0.04
FISCAL YEAR 2003
First quarter	$17.45	$20.90	0.04
Second quarter	$18.60	$20.83	0.04
Third quarter	$19.00	$21.55	0.09
Fourth quarter	$21.38	$28.47	0.09
FISCAL YEAR 2004
First quarter (through February 17, 2004)	$28.44	$28.71	0.09

      The following table sets forth the closing sales price per share of Dial common stock, as reported on the New York Stock Exchange on December 12, 2003, the last full trading day before the public announcement of the proposed merger, and on February 17, 2004, the latest full trading day before the printing of this proxy statement:

Dial Common Stock

December 12, 2003	$25.88
February 17, 2004	$28.68

      If the proposed merger is consummated, Dial common stock will be delisted from the New York Stock Exchange, there will be no further public market for Dial common stock and each share of Dial common stock will be converted into the right to receive $28.75 in cash, without interest.

THE SPECIAL MEETING OF STOCKHOLDERS

      We are furnishing this proxy statement to stockholders of Dial as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Date, Time and Place

      We will hold the special meeting at our corporate headquarters, located at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, at 9:00 a.m., local time, on Wednesday, March 24, 2004.

Purpose of Special Meeting

      At the special meeting, we will ask holders of Dial common stock to adopt the merger agreement. Dial’s board of directors has approved the merger agreement, has determined that the merger agreement and the merger are fair to, and in the best interests of, Dial and its stockholders, and recommends that Dial’s stockholders vote “FOR” the adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      Only holders of record of Dial common stock at the close of business on February 17, 2004, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, 98,015,079 shares of Dial common stock were issued and outstanding and held by approximately 26,809 holders of record. A quorum will be present at the special meeting if the holders of a majority of the voting power of the outstanding shares of Dial common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Dial common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Vote Required

      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Dial common stock outstanding on the record date. If a Dial stockholder abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement.

Voting by Dial’s Directors and Executive Officers

      At the close of business on the record date, the directors and executive officers of Dial and their affiliates owned and were entitled to vote shares of Dial common stock representing less than 1% of the shares of Dial common stock outstanding on that date. To Dial’s knowledge, these directors and executive officers intend to vote their shares in favor of the adoption of the merger agreement.

Voting of Proxies

      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” granting discretion to the proxy holder on any other matter which may properly come before the special meeting, including any adjournments, postponements or continuations of the meeting.

      Shares of Dial common stock represented at the special meeting but not voting, including shares of Dial common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a Dial stockholder abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers or other nominees who hold shares of Dial common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

      The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

      Dial does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by (a) filing with the Secretary of Dial a duly executed revocation of proxy, (b) submitting a duly executed proxy to the Secretary of Dial bearing a later date (including a proxy delivered by telephone) or (c) appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy. If you have instructed your broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change these instructions.

Solicitation of Proxies

      Dial and its proxy solicitation firm, Georgeson Shareholder Communications Inc., or Georgeson, may solicit proxies in person or by telephone, fax or other means. Dial will pay Georgeson a fee of $7,500, plus reasonable expenses, for its services. Dial will also pay all other expenses for solicitation. You should send in your proxy by mail without delay. Dial will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and obtaining your voting instructions.

      You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of Dial common stock certificates will be mailed to Dial’s stockholders promptly after completion of the merger.

THE COMPANIES

The Dial Corporation

      We manufacture and sell consumer products. We market our products primarily under such household brand names as Dial® soaps, Purex® detergents, Renuzit® air fresheners and Armour® canned meats. These products are sold to consumers primarily through supermarkets, mass merchandisers, drug stores, membership club stores and other outlets. Additional information regarding Dial is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 46.

      Dial was incorporated in the State of Delaware in June 1996. Our principal executive offices are located at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, and our telephone number is (480) 754-3425.

Henkel KGaA

      Henkel is a leader with brands and technologies that make people’s lives easier, better and more beautiful. Henkel operates in three strategic business areas: Home Care, Personal Care, and Adhesives, Sealants and Surface Treatment. In fiscal 2002, the Henkel Group generated sales of 9.66 billion euros and an operating profit of 666 million euros. 50,000 people work for the Henkel Group worldwide. Henkel Brands and Technologies are available in 126 countries around the world. Its principal executive offices are located at Henkelstrasse 67, 40191 Düsseldorf, Germany, and its telephone number is (+49) 211-797-3937.

Henkel Merger Corporation

      Henkel Merger Corporation is a Delaware corporation and a wholly-owned subsidiary of Henkel. Henkel Merger Corporation was organized solely for the purpose of engaging in the merger agreement with Dial and the transactions contemplated by the merger agreement and has not conducted any business operations. Its principal executive offices are located at The Triad, Suite 200, 2200 Renaissance Boulevard, Gulph Mills, Pennsylvania 19406-2755, and its telephone number is (610) 270-8100.

THE MERGER

      The following discussion summarizes the material terms of the merger and the merger agreement. You should read the merger agreement, which is attached as Annex A to this proxy statement, in its entirety.

Background of the Merger

      The consumer products markets in which we compete have been subject to intense competition and most of our competitors, including Colgate-Palmolive, Procter & Gamble and Unilever, have significantly greater financial resources than we have. Although we have responded to these competitive challenges by concentrating on our most successful products and through effective cost control measures, our board of directors concluded in 2001 that the long-term interests of Dial and its stockholders would be best served if we were part of a larger enterprise. Accordingly, since that time, we have disclosed in all of our periodic filings with the SEC that we have been working with Goldman Sachs to evaluate opportunities to be part of a larger company.

      Over the course of the last three years, we have had discussions with a number of potential strategic partners. Four of these potential partners entered into confidentiality agreements with us and were provided information regarding Dial. Of these four potential partners, three attended management presentations and met with our senior management. We did not, however, receive an offer from any of these potential partners. We believe that these potential partners determined that an acquisition of Dial was either not desirable from a strategic perspective, that they were only interested in purchasing a specific business of ours, or that an acquisition of Dial would be too expensive. Nevertheless, we and Goldman Sachs continued to contact prospective purchasers of Dial, but no further interest was indicated other than as described below.

      Our discussions with Henkel with respect to the proposed merger began in late August 2003, when Dr. Klaus Morwind, Henkel’s Executive Vice President of Laundry Care, contacted Mr. Herbert Baum, our Chief Executive Officer, to express a desire to explore a potential acquisition of Dial by Henkel. We previously had two joint ventures with Henkel. See “Certain Relationships Between Dial and Henkel” on page 30. Mr. Baum met in Washington, D.C. on September 17, 2003, with Dr. Morwind and Mr. Christoph Henkel, Vice Chairman of Henkel’s shareholders’ committee, to discuss the possible transaction and Henkel’s desire to begin its due diligence review of Dial.

      On September 18, 2003, Mr. Baum received a call from the chief executive officer of another potential partner expressing an interest in acquiring Dial. On a telephonic board meeting held on September 24, 2003, Mr. Baum briefed our board of directors on his discussions with Henkel and the other potential partner and our board determined to allow Henkel to proceed with its due diligence review and instructed Mr. Baum to meet with the other potential partner.

      At a board meeting held in Scottsdale, Arizona on October 9, 2003, Mr. Baum briefed our board of directors on the status of Henkel’s due diligence review and apprised our board that he had arranged to have a meeting with the chief executive officer of the other potential partner on October 11, 2003. At that board meeting, a representative of Skadden, Arps, Slate, Meagher & Flom LLP, our outside legal advisor, briefed our board on its fiduciary duties in the context of a potential sale of the company.

      On October 11, 2003, Mr. Baum met in Palm Beach, Florida with the chief executive officer of the other potential partner to further discuss its interest in pursuing a proposed transaction. During a telephonic board meeting held on October 13, 2003, Mr. Baum briefed our board of directors about this meeting, including that this other potential partner would call Mr. Baum shortly after it made a determination as to whether to further explore a potential transaction with Dial. On October 15, 2003, the chief executive officer of the other potential partner called Mr. Baum and advised him that the other potential partner was not interested in pursuing a transaction with Dial.

      After entering into a confidentiality agreement with us, Henkel commenced in October 2003 its business, financial and legal due diligence review of Dial. During Henkel’s visits to Scottsdale, Arizona, our management and representatives of Goldman Sachs had several meetings with Henkel’s executives and advisors. Representatives of Henkel also visited each of our manufacturing plants located within the United States during the first week of December 2003.

      On November 12 and 13, 2003, Mr. Baum met with Prof. Dr. Ulrich Lehner, Henkel’s Chief Executive Officer, and other senior management and directors of Henkel in Düsseldorf, Germany. During those meetings, both parties expressed an interest in moving forward with a potential transaction. At a telephonic board meeting held on November 17, 2003, Mr. Baum updated our board of directors on the status of Henkel’s due diligence review and his meetings with Henkel in Germany. Our board determined to continue to pursue the proposed transaction and to reconvene after Henkel’s shareholders’ committee meeting, scheduled for December 9, 2003, to discuss the proposed transaction.

      On November 28, 2003, Henkel’s outside legal advisor, Cleary, Gottlieb, Steen & Hamilton, distributed a draft of the merger agreement. During the course of the ensuing two and a half weeks, Dial and Henkel, along with our and their respective advisors, negotiated the terms of the merger agreement. In addition, on December 2, 2003, Mr. Baum, two other members of our senior management and a representative of Goldman Sachs met in London with Dr. Lehner, two other senior executives of Henkel and a representative of Henkel’s financial advisor, Rothschild Inc. In addition to discussing a timetable for the proposed transaction at that meeting, Henkel indicated its strong desire for our senior management to continue to operate our business after the merger. Accordingly, Henkel requested that our senior management commit to remain with Dial for two years following the merger. In that connection, Henkel agreed to pay these senior executives the amounts provided under change of control agreements in place with these senior executives, but proposed that the timing of the payments be structured in a manner that would be symbolic of the commitment of, and would provide an incentive to, those executives to continue to work for Dial after the transaction. Mr. Baum agreed to discuss this issue with our senior management.

      On December 9, 2003, Dr. Lehner told Mr. Baum that Henkel was interested in moving forward with a transaction with a proposed purchase price in the range of $27.75 to $28.00 per share. On December 11, 2003, Mr. Baum briefed our board of directors on the status of the negotiations and Henkel’s proposed cash purchase price. At that meeting, our board of directors determined to continue to pursue the proposed transaction, but instructed Mr. Baum to ask Henkel to improve its purchase price. Upon the conclusion of that meeting, Mr.  Baum called Dr. Lehner to request an improvement upon its proposed purchase price.

      On December 12, 2003, Dr. Lehner told Mr. Baum that Henkel was prepared to increase its proposed purchase price to $28.50 per share. On a telephonic board meeting held that same day, Mr. Baum informed our board of directors of Henkel’s improved offer. In addition, representatives of Goldman Sachs briefed our Board on the discussions it had with Henkel’s financial advisor with respect to the improvement of Henkel’s original proposed purchase price. On that call, representatives of Skadden Arps also updated our board of directors on the status of the negotiations of the merger agreement, as well as Henkel’s continued request that certain of our senior executives agree to remain with Dial after the closing of the proposed acquisition and agree to certain amendments to their existing change of control arrangements. Our board of directors discussed Henkel’s improved offer on that call and directed Mr. Baum to continue his efforts to convince Henkel to further improve its price. After that board call, Mr. Baum called Dr. Lehner and informed him of our board of directors’ desire for an improved purchase price.

      From December 12 through 14, 2003, Dial, Henkel and our and their respective advisors continued to work on finalizing the terms of the merger agreement. In addition, Henkel’s counsel distributed drafts of proposed employment agreements and amendments to pre-existing change of control arrangements for certain of our senior executives, which also were negotiated between December 12 and 14, 2003. These agreements, which were required to induce Henkel to proceed with the transaction, as a result of its desire to retain our senior management, amended the timing of certain change of control payments to be made to those senior executives, as well as provided for the executives’ continued employment with Dial for a two-year period after completion of the merger.

      On December 14, 2003, our board of directors met in Chicago, Illinois, to consider the acquisition of Dial by Henkel. During that meeting, at the board’s request, Mr. Baum called Dr. Lehner to reiterate the board’s desire for an improved purchase price. In response, Dr. Lehner offered to increase the purchase price to $28.75 as Henkel’s final offer. At that meeting, representatives of Skadden Arps reviewed the material terms of the merger agreement, employment agreements and change of control amendments, as well as the fiduciary duties of the board in the context of a potential sale of the company. Goldman Sachs delivered its oral opinion to our board of directors, subsequently confirmed in writing, to the effect that, as of December 14, 2003, and based upon and subject to the factors and assumptions set forth in its opinion, the $28.75 per share in cash to be received by the Dial stockholders pursuant to the merger agreement was fair from a financial point of view to those stockholders. Following these presentations, our board of directors unanimously adopted and approved the merger and the definitive merger agreement on behalf of Dial and recommended that the stockholders of Dial adopt the merger agreement. In addition, our board of directors approved amendments to our rights agreement required under the merger agreement to facilitate the proposed merger, and approved the employment agreements and the amendments to the change of control agreements of some of our senior management. All of such agreements were signed and delivered on the evening of December 14, 2003 and, Dial and Henkel issued a joint press release, dated December 15, 2003, announcing the execution of the definitive merger agreement, prior to the opening of the Frankfurt Stock Exchange.

Purposes and Effects of the Merger; Consideration

      The principal purpose of the merger is to enable Henkel to acquire all of the outstanding Dial common stock, to allow our businesses to become more competitive by being part of a larger enterprise and to afford our public stockholders the opportunity to receive a cash price for their shares that represents a premium over the market price for Dial common stock before the public announcement of the merger. The acquisition will be accomplished by a merger of Henkel Merger Corporation with and into Dial, with Dial surviving the merger as a wholly-owned subsidiary of Henkel. In the merger, each share of Dial common stock (other than shares held by Henkel, Dial, and our respective subsidiaries and by dissenting stockholders who perfect their appraisal rights in accordance with Delaware law) will be converted into the right to receive $28.75 per share in cash, without interest and less any applicable withholding tax. You will receive the merger consideration after remitting your Dial stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you promptly after completion of the merger.

      The merger will terminate all interests in Dial common stock held by our stockholders, and Henkel will be the sole beneficiary of any earnings and growth of Dial following the merger. Upon completion of the merger, Dial common stock will be delisted from the New York Stock Exchange and will no longer be publicly traded.

      If the merger is completed and you hold an outstanding option to purchase Dial common stock, you may consent to surrender each option, whether or not exercisable, in return for cash in the amount that the merger consideration exceeds the exercise price multiplied by the number of shares of Dial common stock which are subject to the option. If the option holder withholds consent, the option holder’s Dial options will instead be converted into the right to receive a cash payment based on the trading price of Henkel’s preferred shares. The conversion will be made pursuant to a formula set forth in Section 2.04(b) of the merger agreement (attached as Annex A to this Proxy Statement) which is based on the value of Dial common stock at the time of the merger and the average closing price of Henkel’s preferred shares for the 20 days preceding the merger. The conversion will be subject to the right of the option holder to elect, within 60 days following stockholder approval of the merger, to receive a cash payment per share of Dial common stock subject to an option equal to the excess of (a) the greater of (1) the highest price at which Dial common stock traded in the 60 days preceding stockholder approval and (2) the price paid for Dial common stock in the merger over (b) the exercise price of the option.

Reasons for the Merger and the Recommendation of Dial’s Board of Directors

      At a special board meeting held on December 14, 2003, our board of directors, which, with the exception of Mr. Baum, is comprised entirely of directors each of whom meets the qualification criteria for “independent directors” under the rules of the New York Stock Exchange, determined that the merger agreement and the merger are fair to, and in the best interest of, Dial and its stockholders, and unanimously approved and adopted the merger agreement. Our board of directors unanimously recommends that holders of Dial common stock vote “FOR” the adoption of the merger agreement.

      In reaching its decision to approve the merger agreement and the merger and to recommend that holders of Dial common stock vote to adopt the merger agreement, our board of directors considered a number of factors, including the following:

•	the business, competitive position, strategy and prospects of Dial (as well as the risks involved in achieving these prospects), the competitive nature of the industry in which Dial operates and the current industry, economic and market conditions;

•	the prior determination by our board of directors and its continued belief that the long-term interests of Dial and its stockholders would be best served if we were part of a larger enterprise;

•	that despite discussing a possible transaction with numerous potential partners over the last three years and sharing information relating to our businesses with certain of those entities who entered into confidentiality agreements with us, no formal offers were made to us other than the offer made by Henkel;

•	the value of the consideration to be received by Dial’s stockholders in the merger pursuant to the merger agreement and that the consideration would be paid in cash;

•	the fact that the proposed merger is not subject to any financing condition;

•	the fact that the $28.75 per share to be paid as the consideration in the merger represents a premium of 33.8% over the six-month trailing average of $21.48 per share, 22.2% over the 60-day trailing average of $23.53 per share, and a premium of approximately 11.1% over the $25.88 closing sale price per share for Dial common stock on the New York Stock Exchange on December 12, 2003, the last trading day prior to the public announcement of the execution of the merger agreement;

•	the opinion of Goldman Sachs that, as of December 14, 2003, the $28.75 per share in cash to be received by Dial’s stockholders pursuant to the merger agreement was fair to such stockholders from a financial point of view; a copy of the opinion is attached to this proxy statement as Annex B and you should read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken, by Goldman Sachs;

•	the possible alternatives to the merger (including the possibility of continuing to operate Dial as an independent entity, and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Dial or to create greater value for Dial’s stockholders, than the merger;

•	the general terms and conditions of the merger agreement, including consideration of several specific provisions of the merger agreement, such as: (a) the definitions of “material adverse effect” and “superior proposal,” (b) the limited conditions to Henkel’s obligation to complete the merger, including the absence of a financing condition, (c) the ability of our board of directors to terminate the merger agreement in the exercise of its fiduciary duties, under specified circumstances and upon the payment of a termination fee, having recognized that such a fee could have the effect of impeding other offers, but believing such a fee to be within the range of reasonable termination fees provided for in comparable transactions and not to be a significant deterrent to competing offers and (d) the limited ability of Henkel to terminate the merger agreement; and

•	the likelihood that the proposed acquisition would be consummated, in light of the reputation and financial capabilities of Henkel.

      In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on our employees and customers and the expected effect of the merger on our existing relationships with third parties, which was less of a negative factor than it might have been in light of the commitment Henkel has made to our employees generally;

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our growth;

•	the conditions to Henkel’s obligation to complete the merger and the right of Henkel to terminate the merger agreement under certain circumstances;

•	under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Henkel a termination fee of $110,000,000 if the merger is terminated under certain circumstances, which in addition to being costly, might potentially discourage other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that the merger generally will be taxable to our stockholders; and

•	the interests that certain directors and executive officers of Dial may have with respect to the merger, in addition to their interests as stockholders of Dial generally, as described in “The Merger — Interests of Dial’s Directors and Executive Officers in the Merger” on page 24.

      No particular weight or rank was assigned to any of the positive or potentially negative factors or risks discussed in this section and our board of directors considered all of these factors as a whole.

Opinion of Dial’s Financial Advisor — Goldman, Sachs & Co.

      Goldman Sachs delivered an oral opinion to our board of directors, subsequently confirmed in writing, to the effect that, as of December 14, 2003, and based upon and subject to the factors and assumptions set forth in the opinion, the $28.75 per share in cash to be received by the holders of the outstanding shares of Dial common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

      The full text of the written opinion of Goldman Sachs, dated December 14, 2003, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Dial common stock should vote with respect to the merger. We encourage you to read the opinion in its entirety.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Dial for the five years ended December 31, 2002;

•	interim reports to stockholders and Quarterly Reports on Form 10-Q of Dial;

•	other communications from us to our stockholders; and

•	internal financial analyses and forecasts for Dial prepared by our management.

      Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition and future prospects of Dial, including the views of our management of the risks and uncertainties relating to our ability to achieve management’s forecasts in the amounts and time periods contemplated by those forecasts.

      In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the Dial common stock;

•	compared various financial and stock market information for Dial with similar information for various other companies the securities of which are publicly traded;

•	reviewed the financial terms of various business combinations in the consumer products industry specifically and in other industries generally; and

•	performed such other studies and analyses as Goldman Sachs considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance sheet assets and liabilities) of Dial or any of its subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. In rendering its opinion, Goldman Sachs considered that, since August 2001, we have been evaluating alternatives, including the potential sale of Dial and have made numerous public statements to that effect. Goldman Sachs’ opinion does not address the relative merits of the merger as compared to any alternative business transaction that might have been available to us, nor does it address our underlying business decision to engage in the merger.

      The following is a summary of the material financial analyses presented by Goldman Sachs to our board of directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2003, and is not necessarily indicative of current market conditions.

Implied Transaction Multiples

      In performing this analysis, Goldman Sachs first derived implied values (in millions of dollars) of the fully diluted equity consideration and of the fully diluted levered consideration in the merger of $2,876.3 million and $3,007.6 million, respectively. The fully diluted equity consideration amount was derived by multiplying the $28.75 per share purchase price by the number of fully diluted shares of Dial common stock outstanding as of November 30, 2003 based on information provided by our management. The fully diluted levered consideration amount was derived by adding to the fully diluted equity consideration our net debt of $131.4 million as reported in our most recent public filing (September 27, 2003). Net debt means total debt less cash and cash equivalents.

      Goldman Sachs also calculated the fully diluted equity consideration amount as a multiple of the following historical and estimated financial results for Dial:

•	2002 earnings per share, or EPS;

•	EPS for the 12-month period ended September 27, 2003, or the Dial LTM Period;

•	management’s EPS estimates for 2003 and 2004; and

•	median EPS estimates for 2003 and 2004 provided by the Institutional Brokerage Estimate System, or IBES, a data service that compiles estimates issued by securities research analysts.

      Goldman Sachs also calculated the fully diluted levered consideration amount as a multiple of the following historical and estimated financial results for Dial:

•	2002 net sales;

•	net sales for the Dial LTM Period;

•	management’s estimates of net sales for 2003 and 2004;

•	2002 earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	EBITDA for the Dial LTM Period; and

•	management’s estimates of EBITDA for 2003 and 2004.

      The EBITDA and EPS results for the Dial LTM Period used for purposes of the foregoing calculations excluded special charges and gains associated with certain non-recurring events. These special charge and gain amounts were derived from information contained in our publicly available financial statements. In addition, all EBITDA and EPS amounts used for purposes of the foregoing calculations reflect an accretion expense, which consists of net periodic post-retirement medical and life insurance benefit costs associated with retained obligations for eligible retirees of Armour and Company (sold in 1983).

      The results of these analyses are as follows:

Fully Diluted Equity Consideration as a multiple of:

2002 EPS	24.1	x
Dial LTM Period EPS	21.4
2003 estimated EPS (management)	20.8
2004 estimated EPS (management)	18.1
2003 estimated EPS (IBES)	20.8
2004 estimated EPS (IBES)	18.9

Fully Diluted Levered Consideration as a multiple of:

2002 net sales	2.3	x
Dial LTM Period net sales	2.3
2003 estimated net sales (management)	2.2
2004 estimated net sales (management)	2.2

2002 EBITDA	12.3
Dial LTM Period EBITDA	11.2
2003 estimated EBITDA (management)	11.0
2004 estimated EBITDA (management)	9.9

Selected Companies Analysis

      Goldman Sachs reviewed selected publicly available financial information, ratios and multiples for Dial and compared that data to corresponding data for the following selected six mid-cap companies and the following selected nine large-cap companies in the consumer products industry:

Mid-Cap Companies	Large-Cap Companies

Alberto-Culver Co. Church & Dwight Co. Inc. Energizer Holdings Inc. Playtex Products Inc. Rayovac Corp. Revlon Inc.	Avon Products Inc. Clorox Co. Colgate-Palmolive Co. Estee Lauder Companies Gillette Co. Kimberly Clark Corp. L’Oreal SA Procter & Gamble Co. Reckitt Benckiser PLC

      Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to our operations. Measured by its equity capitalization and enterprise value, Dial would constitute a mid-cap company.

      The equity market capitalization for Dial and the selected companies utilized by Goldman Sachs was calculated by multiplying each company’s closing stock price as of December 12, 2003 by the number of that company’s fully diluted shares outstanding. The equity capitalization for Dial was also calculated based on the $28.75 per share price to be received by Dial’s stockholders in the merger. Each company’s enterprise value was calculated by adding to its equity market capitalization as of December 12, 2003 the amount of its net debt as of the end of its most recently completed fiscal quarter. Historical financial results utilized by Goldman Sachs for purposes of this analysis were based upon information contained in the applicable company’s latest publicly available financial statements as of December 12, 2003. Estimates of future results used by Goldman Sachs in this analysis were calendarized and based on median estimates provided by IBES. Certain historical and estimated results were adjusted to reflect the pro forma effect of acquisitions, to exclude the effect of certain non-recurring events and to reflect equity income from affiliates in earnings before interest and taxes, or EBIT, EBITDA and EPS numbers utilized by Goldman Sachs. EBIT, EBITDA and EPS results and estimates for Dial reflect an accretion expense, which consists of net periodic post-retirement medical and life insurance benefit costs associated with retained obligations for eligible retirees of Armour and Company (sold in 1983). Goldman Sachs’ analysis of the selected companies compared the following to the results for Dial:

•	the December 12, 2003 closing stock price as a percentage of the 52-week high stock price;

•	enterprise value as a multiple of (1) sales for the twelve-month period completed as of the end of the quarter most recently completed prior to the announcement of the transaction, referred to as the LTM Period, (2) EBITDA for the LTM Period, (3) EBITDA for 2003 and (4) EBIT for the LTM Period;

•	the December 12, 2003 closing stock price as a multiple of estimated 2003 and 2004 EPS, referred to as the 2003 and 2004 P/E;

•	five-year EPS compounded annual growth rate, referred to as the 5-Year EPS CAGR, based on IBES median estimates;

•	the 2004 P/E multiple as a multiple of 5-Year EPS CAGR;

•	EBITDA and EBIT margins for the LTM Period; and

•	dividend yield.

      The following table compares the multiples and percentages referred to above calculated for the selected companies with comparable information derived by Goldman Sachs with respect to Dial based on the $28.75 price per share payable in the merger and on Dial’s closing stock price as of December 12, 2003:

					Dial

	Mid-Cap Companies		Large-Cap Companies		Based on		Based on
					$28.75		Dial’s
	Low/High	Mean/	Low/High	Mean/	Merger		12/12/03
	Range	Median	Range	Median	Price		Closing Price

December 12, 2003 closing stock price as a percentage of the 52-week high stock price (except as noted for Dial)	66%-100%	89%/96%	83%-100%	95%/98%	111%		100%
Enterprise value to LTM Period sales	1.1x-1.9x	1.6x/1.7x	1.7x-4.2x	2.8x/2.7x	2.3	x	2.0	x
Enterprise value to LTM Period EBITDA	8.6x-12.0x	10.4x/10.7x	10.2x-16.7x	13.2x/13.1x	11.2	x	10.1	x
Enterprise value to 2003 EBITDA	8.4x-11.8x	10.5x/10.9x	10.5x-18.0x	13.3x/13.1x	10.6	x	9.6	x
Enterprise value to LTM Period EBIT	10.2x-14.3x	12.5x/12.6x	13.2x-20.2x	16.1x/15.6x	13.0	x	11.7	x
2003 P/ E	13.5x-22.1x	18.2x/19.3x	17.3x-27.0x	22.7x/22.5x	20.8	x	18.8	x
2004 P/ E	10.9x-19.3x	15.4x/15.0x	16.1x-23.8x	20.4x/20.3x	18.9	x	17.0	x
5-Year EPS CAGR	8.0%-13.3%	11.3%/11.8%	9.0%-12.3%	10.9%/11.0%	11.0%		11.0%
2004 P/ E to 5-Year EPS CAGR	0.9x-1.9x	1.4x/1.4x	1.4x-2.2x	1.9x/1.8x	1.7	x	1.5	x
LTM Period EBITDA margin	1.9%-18.3%	13.4%/16.4%	13.6%-29.2%	21.5%/23.4%	20.2%		20.2%
LTM Period EBIT margin	9.3%-14.8%	12.8%/13.6%	10.2%-23.0%	17.7%/18.1%	17.4%		17.4%
Dividend yield	0%-0.8%	0.3%/0%	0.8%-2.4%	1.8%/1.8%	1.3%		1.4%

Selected Transactions Analysis

      Goldman Sachs analyzed certain publicly available information relating to selected business combination transactions involving companies in the consumer products industry announced between April 1997 and October 2003 to reflect a representative sample of transactions. In each of the transactions analyzed, the consideration paid in the form of stock and/or cash exceeded $100 million. In the case of each of the transactions involving stock consideration, the value of the stock consideration paid was determined based on the closing market price of the acquirer’s stock on the last completed trading day prior to the announcement of the transaction. These transactions (listed by acquirer/target) included:

•	Tchibo Holding AG/ Beiersdorf AG (October 2003)

•	Kao Corp./ Kanebo Ltd. (October 2003)

•	Procter & Gamble Co./ Wella AG (March 2003)

•	Energizer Holdings Inc./ Schick-Wilkinson Sword (Pfizer Inc.) (January 2003)

•	SC Johnson & Son Inc./ Bayer Household Insecticides Business (Bayer AG) (November 2002)

•	Andrew Jergens (Kao Corp.)/ John Frieda Professional Hair-Care Inc. (August 2002)

•	Rayovac Corp./ Varta Consumer Division (Varta AG) (July 2002)

•	Tyco International Ltd./ Paragon Trade Brands Inc. (December 2001)

•	Johnson Wax Professional/ DiverseyLever business (Unilever NV) (November 2001)

•	Procter & Gamble Co./ Clairol (Bristol-Myers Squibb Co.) (May 2001)

•	Church & Dwight/ Kelso/ Carter-Wallace Inc. (May 2001)

•	Church & Dwight Co./ USA Detergents Inc. (April 2001)

•	Reckitt Benckiser PLC/ Oxy Co Ltd. (March 2001)

•	Boots Group PLC/ Clearasil (Procter & Gamble Co.) (October 2000)

•	GlaxoSmithKline plc/ Block Drug Co. (October 2000)

•	Andrew Jergens (Kao Corp.)/ Ban (Chattem Inc.) (August 2000)

•	Georgia-Pacific Corp./ Fort James Corp. (July 2000)

•	L’Oreal SA/ Matrix Essentials Inc. (Bristol-Myers Squibb Co.) (April 2000)

•	L’Oreal SA/ Carson Inc. (February 2000)

•	Reckitt & Colman PLC/ Benckiser NV (July 1999)

•	JW Childs Equity Partners LP/ American Safety Razor Co. (February 1999)

•	Clorox Co./ First Brands Corp. (October 1998)

•	Newell Co./ Rubbermaid Incorporated (October 1998)

•	L’Oreal SA/ Soft Sheen Products Inc. (July 1998)

•	Andrew Jergens (Kao Corp.)/ Skincare lotion business (Bausch & Lomb Inc.) (April 1998)

•	Chattem Inc./ Ban antiperspirant (Bristol-Myers Squibb Co.) (February 1998)

•	Playtex Products Inc./ Personal Care Group Inc. (JW Childs Equity Partners LP) (December 1997)

•	SC Johnson & Son Inc./ DowBrands Inc. (The Dow Chemical Co.) (October 1997)

•	Procter & Gamble Co./ Tambrands Inc. (April 1997)

      For each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the target company as a multiple of the target’s publicly reported EBITDA and sales for the four quarter period ended immediately prior to the announcement of the transaction (to the extent that information was publicly available). Goldman Sachs then compared the high, low, mean and median EBITDA and sales multiples calculated for the selected transactions with similar EBITDA and sales multiples calculated for Dial based on an implied enterprise value of Dial that was determined based on the $28.75 per share purchase price in the merger. The following table shows the results of this comparison:

									Proposed
	Selected Transactions								Transaction
Enterprise Value as
a Multiple of:	High		Low		Mean		Median

EBITDA	16.7	x	5.8	x	11.2	x	11.4	x	11.2	x
Sales	3.0	x	0.5	x	1.7	x	1.7	x	2.3	x

Transaction Premium Analysis

      Goldman Sachs calculated the implied premia represented by the $28.75 per share purchase price to be received by our stockholders pursuant to the merger based on the following trading prices for Dial common stock:

•	the closing price on December 12, 2003, the last trading day before the announcement of the merger, and on the date one week and four weeks prior to announcement of the merger;

•	the average trading prices over the five- and ten-trading day periods prior to announcement of the merger;

•	the weighted average trading prices over the one-, three-, six-month and one-year periods prior to announcement of the merger; and

•	the 52-week high and low trading prices.

      The results of Goldman Sachs’ calculations are reflected below:

Day/Period	Implied Premium

December 12, 2003	11%
One week prior to announcement	13
Four weeks prior to announcement	16
5-trading day average	14
10- trading day average	13
1-month weighted average	15
3-month weighted average	27
6-month weighted average	37
1-year calendar weighted average	40
52-week high	11
52-week low	65

      Using publicly available information, Goldman Sachs also calculated the premia paid in all pending and completed all-cash business combination transactions announced in 2003 (prior to December 12th). Goldman Sachs reviewed 2003 transactions in order to determine, without regard to industry, the range of premia paid in recent transactions. In each of the transactions reviewed, 50% or more of the target’s shares are being or have been acquired and the consideration paid or payable exceeds $200 million. Goldman Sachs analyzed the ranges of premia represented by the transaction consideration in those transactions based on each target’s closing stock price one day, one week and four weeks prior to announcement of the applicable transaction. Goldman Sachs compared those ranges of premia to the implied premium represented by the $28.75 per share purchase price in the merger based on the closing price of Dial common stock on December 12, 2003 and on the day one week and four weeks prior to the announcement of the merger as described above. The results of this analysis appear in the following table:

	Percentage of Transactions> $200 million in 2003 YTD December 12, 2003

	1 Day Prior to	1 Week Prior to	4 Weeks Prior to
Range of Premia:	Announcement	Announcement	Announcement

0-10%	25%	18%	17%
10-20%	24	25	11
20-30%	20	22	25
30-40%	10	11	17
40-50%	5	7	11
50-60%	8	6	8
60-70%	5	7	2
70-80%	1	4	5
80-90%	1	0	0
90-100%	0	0	2
>100%	0	0	1

Discounted Cash Flow Analysis

      Goldman Sachs performed discounted cash flow analyses to determine ranges of implied present values per share of Dial common stock as of December 31, 2003 using net debt equal to approximately $59.6 million as of December 31, 2003 based on projections provided by our management. For purposes of these analyses, Goldman Sachs utilized outstanding share and option information as of November 30, 2003 provided by our management.

      In performing its discounted cash flow analyses, Goldman Sachs used estimates of Dial’s unlevered free cash flows for the period from 2003 through 2009 based on management’s projections for that period and implied illustrative future value indications for Dial as of the end of 2009 calculated separately (1) using terminal multiples of management’s estimate of 2009 EBITDA ranging from 8.5x to 10.5x and (2) assuming unlevered free cash flows for periods after 2009 reflecting growth rates ranging from 0% to 4.0%. Applying discount rates ranging from 8.0% to 12.0% to the free cash flow estimates for 2003 through 2009 and to the illustrative future value indications calculated using the range of terminal multiples of management’s estimate of 2009 EBITDA referred to above, Goldman Sachs derived an illustrative range of implied value indications per share of Dial common stock from $27.53 to $38.41. Applying this same range of discount rates to the free cash flow estimates for 2003 through 2009 and to the illustrative future value indications calculated assuming unlevered free cash flow for periods after 2009 reflecting the range of growth rates referred to above, Goldman Sachs derived an illustrative range of implied value indications per share of Dial common stock from $19.52 to $50.01.

      Goldman Sachs also performed discounted cash flow analyses illustrating the effect of increases or decreases in the rates of sales growth and growth of Dial’s margin of EBIT, referred to as the EBIT margin growth, reflected in management’s projections for the period from 2003 through 2009. For purposes of these analyses, Goldman Sachs also used unlevered free cash flows derived assuming rates of sales and EBIT margin growth ranging from 2.0% greater to 2.0% less than the rates of sales and EBITDA margin growth reflected in management’s projections. For these analyses, Goldman Sachs used a discount rate of 10.0% and implied illustrative future value indications for Dial as of the end of 2009 calculated separately (1) using a terminal multiple of management’s estimate of 2009 EBITDA of 9.5x and (2) assuming unlevered free cash flows for periods after 2009 reflecting a growth rate of 2.0%. Based on these analyses, Goldman Sachs utilized a 9.5x terminal multiple of management’s estimate of 2009 EBITDA to derive an illustrative range of implied value indications per share of Dial common stock from $26.94 to $39.30. Goldman Sachs also assumed unlevered free cash flows for periods after 2009 that reflect a growth rate of 2.0% to derive an illustrative range of implied value indications per share of Dial common stock from $22.70 to $32.82.

Leveraged Buyout Analysis

      Goldman Sachs performed an analysis of the range of equity returns that could theoretically be realized if Dial were acquired as of January 1, 2004 in a leveraged buyout at prices per share of Dial common stock ranging from $25 to $28 and resold by the acquirer on December 31, 2008 at prices based on multiples of our management’s estimated EBITDA for 2008 ranging from 8.5x to 10.5x. For purposes of this analysis, Goldman Sachs utilized outstanding share and option information as of November 30, 2003 provided by our management. In performing this analysis, Goldman Sachs also assumed that equity investors in a leveraged buyout of Dial would incur total transaction costs of $122 million in connection with an acquisition of Dial and would be required to grant 3% of the equity in the acquired company to its management. Goldman Sachs also assumed that the acquisition would be financed with aggregate borrowings equal to 6.25x our management’s estimated EBITDA for 2003. Based on the foregoing assumptions, Goldman Sachs calculated that the equity investors in a leveraged buyout of Dial would realize returns at a purchase price of $25 ranging from 21.8% to 28.9% and at a purchase price of $28 ranging from 15.4% to 22.1%.

Pro Forma EPS Analysis

      Goldman Sachs also analyzed the pro forma impact of the merger on the estimated reported and cash EPS of Henkel for the years 2004 and 2005, utilizing research estimates for Henkel and Dial management’s projections for Dial for those years. Solely for purposes of the analysis, Goldman Sachs assumed:

•	Henkel will incur estimated change in control, financing and other transaction costs of $109 million, in addition to paying $28.75 per share for the number of fully diluted shares of Dial outstanding as of November 30, 2003 provided by our management;

•	Henkel will fund 50% of the aggregate purchase price plus its transaction costs from its existing cash, which Henkel could otherwise invest at a rate of return of 2% per annum, and will borrow the remaining 50% plus financing fees at an interest rate of 5.0% per annum;

•	Henkel is subject to 37% income tax rate; and

•	15% of the amount by which the aggregate purchase price exceeds the book value of the assets of Dial as of December 31, 2003, based on projections provided by our management, will serve to increase the book value of assets that will have a 20-year depreciable life, and the remaining 85% will be allocated to goodwill and amortized over 20 years for purposes of determining Henkel’s reported EPS, but not cash EPS.

      Based on the foregoing assumptions and a merger closing date of December 31, 2003, Goldman Sachs’ analysis indicated the merger would be dilutive by 5.3% in 2004 and 2.3% in 2005 to the estimated reported EPS for Henkel and accretive by 8.6% in 2004 and 10.2% in 2005 to the estimated cash EPS for Henkel. Goldman Sachs was not provided with estimates by Henkel of its potential synergies. Therefore, this analysis was performed without giving effect to any potential synergies that may result from the merger.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Dial or Henkel or the proposed merger.

      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view to the holders of the outstanding shares of Dial common stock of the $28.75 per share to be received by those holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Dial, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to adopt the merger agreement.

      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Dial in connection with, and has participated in certain of the negotiations leading to, the proposed merger. In addition, Goldman Sachs may provide investment banking and other services to Henkel and Dial in the future for which Goldman Sachs may receive compensation.

      In addition, Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities (or related derivative securities) of Dial and Henkel for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      We selected Goldman Sachs as our financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated November 20, 2000, as amended as of February 9, 2001, Dial engaged Goldman Sachs to act as its financial advisor in connection with a possible sale of all or a portion of Dial. Pursuant to the terms of this letter agreement, Dial agreed to pay Goldman Sachs a transaction fee of 0.625% of the aggregate consideration in connection with the merger, which is equal to approximately $18.8 million. The entire transaction fee is subject to and payable only upon the completion of the merger. Dial has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including various liabilities under the federal securities laws.

Interests of Dial’s Directors and Executive Officers in the Merger

      When considering the recommendation by our board of directors, you should be aware that a number of our executive officers and directors have interests in the merger that are different from the interests of our other stockholders. Such interests relate to, or arise from, among other things:

•	the terms of the merger agreement, which provide for the continued indemnification of our current directors and executive officers and directors’ and officers’ liability insurance coverage for six years after the completion of the merger;

•	the ability of our executive officers and directors who hold options to acquire Dial common stock to consent to surrender each option, whether or not exercisable, and receive cash in the amount that the merger consideration exceeds the exercise price, multiplied by the number of shares of Dial common stock which are subject to the option;

•	the eligibility of certain executive officers to receive payments under employment agreements, change of control agreements, supplemental pension arrangements and deferred compensation plans;

•	the fact that unvested stock options held by all option holders, including our executive officers and directors, vest and become exercisable and restrictions upon any restricted shares held by any such persons lapse generally upon stockholder approval of the merger; and

•	the fact that certain of our executive officers and other senior managers have entered into employment agreements that provide for their continuing employment with Dial following the merger as a result of Henkel’s desire to retain certain members of our senior management.

      All such additional interests are described below, to the extent material, and, except as described below, such persons have, to the knowledge of Dial, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of and considered these interests in approving the merger and adopting the merger agreement.

      In order to induce Henkel to enter into the merger agreement, Mr. Baum and the following nine executive officers of Dial agreed to amend their pre-existing change of control arrangements with Dial and to enter into the employment agreement described below:

Conrad A. Conrad, Executive Vice President and Chief Financial Officer;

Bernhard J. Welle, Executive Vice President — Shared Services;
Stephen D. Blum, Senior Vice President — Investor Relations;
Arthur E. Hanke, Jr., Senior Vice President — Worldwide Sales;
Elizabeth M. Harvey, Senior Vice President and General Manager — Air Fresheners;
Evon L. Jones, Senior Vice President and Chief Information Officer;
Christopher J. Littlefield, Senior Vice President and General Counsel;
Greg A. Tipsord, Senior Vice President and General Manager — Laundry Care; and
Stephen L. Tooker, Senior Vice President and General Manager — Personal Care.

We have subsequently entered into similar arrangements with an additional executive officer, John F. Tierney, our Senior Vice President and Controller, as well as with the following three other senior managers: Michael H. Hillman, Senior Vice President — Procurement and Contract Manufacturing; David M. Riddiford, Senior Vice President and Treasurer; and Brian T. Shook, Vice President and General Manager — Food Products. The replacement change of control arrangements provide for payments that are substantially identical to those payable under the pre-existing change of control arrangements Dial had entered into with each of those fourteen executives or senior managers, other than with respect to amending the timing of certain of the change of control payments that the executives or senior managers are entitled to, as described below. Similarly, the employment agreements, which are also described below, are on substantially the same terms as the arrangements under which those executives or senior managers are currently employed, except that other than with respect to Mr. Baum, such terms were not previously provided for in written employment agreements and the new agreements provide for a two-year term of employment following the completion of the merger.

      Change of Control Agreements — General. Each of the executive officers and senior managers named above entered into change of control agreements which, effective as of the merger, will amend the terms and conditions of their pre-existing change of control agreements or, with respect to Mr. Baum, the change of control provisions in his pre-existing employment contract. These replacement agreements provide for termination of the existing change of control agreements and the change of control provisions contained within Mr. Baum’s employment contract; however, certain terms, including the right to a gross-up payment for any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, on those executives or senior managers and their confidentiality obligations, as employees of Dial, are preserved.

      Change of Control Agreements (Other than Mr. Baum). Under the terms of the replacement change of control agreements entered into with each of the executives and senior managers named above (other than Mr. Baum), following completion of the merger and provided that the individual remains employed with us up to the date of the merger and does not terminate employment within that period for good reason as defined in his or her prior change of control agreement, the executive or senior manager will receive a lump sum cash payment upon the completion of the merger, equal to 80% of an amount which is either three times (with respect to nine of the executives) or two times (with respect to the remaining four individuals) the sum of his or her annual base salary and highest annual bonus in the past three years. If the executive or senior manager remains employed for a two-year period following the merger, the individual will receive the remaining 20% of the change of control payment referred to above, plus 10% interest thereon. If the individual remains employed following the merger, and thereafter is terminated without cause by Dial or voluntarily resigns for good reason prior to the end of the two-year period, he or she will be entitled to the 20% payment at an interest rate of 10% from the date of the merger to the date of termination. If termination occurs during that two-year period for any other reason, interest on the 20% will be at an annual rate of 3%. The change of control agreements also provide for cancellation of stock options in exchange for the payment of the option consideration pursuant to the merger agreement.

      Change of Control Agreement (Mr. Baum). Effective upon the completion of the merger, the change of control provisions currently in Mr. Baum’s employment agreement will be superseded by the terms contained in the change of control agreement he entered into on December 14, 2003. Under the terms of this change of control agreement, Mr. Baum will be entitled to the same change of control payments referred to in the preceding paragraph and upon the same terms and conditions, except that if he terminates employment for good reason (as defined in his prior employment agreement) before the merger, he will be treated as having terminated after the merger for purposes of his new employment agreement. Mr. Baum’s change of control agreement also provides for cancellation of his stock options in exchange for the payment of the option consideration under the merger agreement.

      The following table sets forth the cash payments (not including the payments for cancelled stock options or the gross up for excise taxes imposed under Section 4999 of the Code on the cash payments) expected to be payable upon completion of the merger (or within the following two years) to our five most highly compensated executive officers as well as all of our remaining executives and senior managers who entered into replacement change of control agreements:

Name	80% Payment($)	20% Payment($)*

Herbert M. Baum	6,331,201	1,582,800
Conrad A. Conrad	2,233,818	558,454
Bernhard J. Welle	2,183,259	545,815
Arthur E. Hanke, Jr.	1,393,293	348,323
Christopher J. Littlefield	1,356,021	339,005
Remaining executive officers and senior managers as a group	8,751,639	2,187,910

*	Does not include interest.

      Employment Agreements (Other than Mr. Baum). Dial has entered into employment agreements with each of the executives and senior managers named above (other than Mr. Baum, whose employment agreement is described in the next paragraph), which will become effective upon the completion of the merger and that provide for a two-year term of employment. These agreements provide for payment of each executive’s or senior manager’s current salary and for his or her bonus opportunity to be based on his or her current target bonus. They also provide for certain fringe benefits no less favorable than those currently provided, as well as participation in a cash-based long-term incentive plan on terms that are no less favorable than the benefits provided to similarly situated U.S. employees of subsidiaries of Henkel. The executive or senior manager will also be entitled to certain welfare, retiree medical and pension benefits which are to be substantially similar in the aggregate to those provided prior to the merger. The agreements provide for payment of certain benefits following termination of employment for good reason by the executive or senior manager, or without cause by Dial, which include a lump sum severance payment equal to the salary that would have been paid from the date of termination to the end of the second anniversary of the merger, and an annual bonus for the year of termination and continued benefits during the severance period which lasts until the second anniversary of the completion of the merger. In addition, nine of the executive officers will also be entitled, even if terminated from employment, to certain welfare and pension benefit coverage and payments for a three-year period following the merger. The remaining four individuals will also be entitled, even if terminated from employment, to certain welfare benefits coverage for a two-year period following the merger. The employment agreements also contain confidentiality and non-competition provisions.

      Employment Agreement (Mr. Baum). Dial also entered into an amended and restated employment agreement with Mr. Baum on December 14, 2003, which will become effective upon the completion of the merger and supersede his prior employment agreement dated August 15, 2002. The agreement provides that Mr. Baum will serve as President and CEO of Dial for a period up to February 1, 2006. Mr. Baum will also serve as Dial’s Chairman of the Board unless either Dr. Lehner or Dr. Morwind serves as Chairman, in which case, Mr. Baum will serve as Vice-Chairman. The agreement provides for payment of salary of $850,000 and for a bonus opportunity to be based on Mr. Baum’s current target bonus. The agreement also provides for certain fringe benefits no less favorable than those currently provided which are subject to a tax gross up, as well as participation in a cash-based long-term incentive plan on terms that are no less favorable than the benefits provided to similarly situated U.S. employees of subsidiaries of Henkel. Mr. Baum will also be entitled to certain welfare, retiree medical and pension benefits which are generally available to other senior executives of Dial. In addition, he will be entitled, even if terminated from employment, to certain welfare and pension benefit coverage and payments for a three-year period following the merger. Upon expiration of his term of employment, Mr. Baum shall be entitled to a minimum guaranteed life insurance annuity payment of $67,000, reduced by any defined benefit pension benefits earned under Dial’s plans. The agreement provides for payment of certain benefits following termination of employment for good reason by Mr. Baum or without cause by Dial which include severance payments, payable over a 24-month period, equal to the greater of (a) his salary during the period from termination to February 1, 2006, or (b) one times the sum of his annual base salary plus full target bonus with respect to the fiscal year in which his termination occurs. Mr. Baum will also be entitled to continued welfare and fringe benefits until the later of February 1, 2006, and one year following termination of employment, in addition to being treated as a retiree under all benefit plans. Mr. Baum’s employment agreement provides an excise tax gross-up payment and a make-whole payment for any deductions disallowed because of the inclusion of the tax payment in his adjusted gross income. His employment agreement also contains certain confidentiality and non-competition provisions.

      Existing Change of Control Agreement. One of our executives did not enter into a replacement change of control agreement in connection with the merger agreement because he was not requested to do so by Henkel. Accordingly, the existing change of control agreement this executive has with Dial remains in effect. Under this agreement, if, within two years after completion of the merger, Dial terminates the executive’s employment other than for cause or the executive leaves for good reason, the executive will receive an amount equal to two times the sum of the executive’s base salary and the higher of (1) the executive’s highest bonus (on an annualized basis) for the three years immediately preceding completion of the merger or (2) the executive’s annual bonus paid or payable for the most recently completed fiscal year prior to termination. The executive will continue to receive welfare benefits for two years. The agreement also provides a gross-up payment for any excise taxes imposed under Section 4999 of the Code.

      Supplemental Pension Arrangement (Mr. Bernhard J. Welle). Upon continued employment with Dial until August 15, 2005, Mr. Bernhard J. Welle would become entitled to a $50,000 single life annuity (in monthly installments) commencing on the later of his attainment of age 65 or his termination of employment. The pension supplement vests immediately upon stockholder approval of the merger, and, upon subsequent termination of Mr. Welle’s employment, he will receive a lump sum payment of the then present value of the pension supplement.

      Management Deferred Compensation Plan. Dial’s Management Deferred Compensation Plan allows participants in the plan to defer a portion of their base salaries and bonuses. Certain executive officers who participate in the plan may have elected to receive full payment of their deferred compensation in a lump sum upon completion of the merger or upon a termination of employment following completion of the merger. During the first three years of participation in the plan, if a participant in the plan chooses to have part or all of the deferrals invested in Dial stock units, the participant’s plan account is credited with certain matching Dial stock units equal to 20% of the deferrals invested in Dial stock units. Each Dial stock unit is equivalent in value to a share of Dial common stock. The matching Dial stock units normally vest immediately following the end of the second calendar year after the calendar year in which the related amounts were deferred. Any unvested matching Dial stock units vest upon completion of the merger and their value will be included in any payments made to participants. Dial stock units will no longer be an investment option under the plan after

December 31, 2003. As a consequence, participants who had elected to defer their 2003 annual bonuses and to have these deferrals invested in Dial stock units will be credited with an additional cash amount equal in value to the matching Dial stock units, if any, to which they would have otherwise been entitled. If a participant has a provision governing the treatment of excess parachute payments in another plan or agreement, that provision applies. If not, the participant’s payments under this plan are reduced to the extent that they are excess parachute payments. Certain participants may have elected to receive full payment of their deferred compensation in a lump sum upon completion of the merger. Other participants may have elected to have their deferred compensation continue to be held in a trust related to the plan and its payment will be governed by the terms and conditions of the plan.

      The following table sets forth the total number of matching Dial stock units (whether or not vested) credited to the executive officers.

	Matching Stock	Value of Matching
Name	Units(#)	Stock Units($)

Herbert M. Baum	18,165	522,243
Conrad A. Conrad	2,944	84,637
Bernhard J. Welle	0	0
Arthur E. Hanke, Jr.	0	0
Christopher J. Littlefield	0	0
Remaining executive officers as a group	1,726	49,622

      Directors’ Deferred Compensation Plan. Dial’s Directors Deferred Compensation Plan allows directors who are participants in the plan to defer their retainer fees and meeting fees. Certain directors who participate in the plan may have elected to receive full payment of their deferred compensation in a lump sum upon completion of the merger. Other directors who participate in the plan may have elected to have their deferred compensation continue to be held in a trust related to the plan and its payment will be governed by the terms and conditions of the plan.

      Directors’ Charitable Award Program. Henkel will honor all obligations in respect of commitments or elections made by certain of our directors prior to December 14, 2003 under our Directors’ Charitable Award Program, which provides for certain contributions to charitable organizations designated by such directors.

      Stock Options. Each of the directors and executive officers holds stock options. See “Securities Ownership of Certain Beneficial Owners and Management” on page 44. All unvested stock options vest and become exercisable generally upon stockholder approval of the merger. Subject to the consent of the option holders, upon the completion of the merger, each option holder will receive an amount equal to the excess, if any, of $28.75 in cash per share subject to each option then outstanding over the exercise price for the option, multiplied by the number of shares subject to the option. Those options will automatically be cancelled upon the completion of the merger. If the option holder withholds consent, the option holder’s Dial options will instead be converted into the right to receive a cash payment based on the trading price of Henkel’s preferred shares. The conversion will be made by a formula using the value of Dial common stock at the time of the merger and the average closing price of Henkel shares for the 20 days preceding the merger. The conversion will be subject to the right of the option holder to elect, within 60 days following stockholder approval of the merger, to receive a cash payment per share of Dial common stock subject to an option equal to the excess of (a) the greater of (1) the highest price at which Dial common stock traded in the 60 days preceding stockholder approval and (2) the price paid for Dial common stock in the merger over (b) the exercise price of the option. Each of Mr. Baum and the other executives and senior managers with replacement change of control agreements has consented to surrender his or her outstanding options to acquire shares of Dial common stock for cancellation in exchange for the cash consideration, if any, calculated as noted above.

      The following table sets forth the number of stock options to acquire shares of Dial common stock held by individuals who have served as a director or an executive officer of Dial since the beginning of 2003.

	Unvested	Weighted Average	Vested	Weighted Average
Name	Options(#)	Exercise Price($)*	Options(#)	Exercise Price($)*

Herbert M. Baum	225,000	17.7700	622,100	12.6926
Conrad A. Conrad	100,000	17.7700	90,000	13.4688
Bernhard J. Welle	100,000	17.7700	387,201	13.6469
Arthur E. Hanke, Jr.	60,000	17.7700	239,039	15.2930
Christopher J. Littlefield	60,000	17.7700	148,574	13.8349
Remaining executive officers as a group	465,944	18.1708	514,405	13.4430
Non-employee directors as a group	94,100	19.4736	349,120	15.3686

*	Only includes options with an exercise price per share less than $28.75.

      Restricted Stock. The restrictions on any restricted shares of Dial common stock held by an executive officer will lapse generally upon stockholder approval of the merger. Any such shares will participate in the merger with all other shares of Dial common stock and the holder will receive $28.75 in cash per share, without interest and less any applicable withholding tax, upon completion of the merger.

      The following table sets forth the number of restricted shares of Dial common stock held by individuals who have served as executive officers of Dial since the beginning of 2003.

Name	Restricted shares(#)

Herbert M. Baum	0
Conrad A. Conrad	0
Bernhard J. Welle	0
Arthur E. Hanke, Jr.	0
Christopher J. Littlefield	3,800
Remaining executive officers as a group	46,000

      Dial’s Annual Incentive Plan. Upon completion of the merger, each participant in Dial’s Annual Incentive Plan, including the executive officers, will be paid a pro-rata bonus based on the greater of the participant’s target award for the year in which the merger is completed or the estimated actual performance projected for the year.

      Indemnification and Insurance. In the merger agreement, Henkel and Dial agree that all rights to indemnification for liabilities, and all limitations with respect to liability, existing for those persons covered under Dial’s certificate of incorporation or bylaws or any indemnification agreement as in effect on the date of the merger agreement, will continue in full force and effect, without any amendment, for a period of six years from the effective time, to the fullest extent permitted by law. In the event that any claim is asserted in the six-year period, all such rights, liabilities and limitations in respect of such claim will continue until disposition of such claim. In addition, any determination required to be made with respect to whether an indemnified person’s conduct complies with the applicable standards will be made by independent legal counsel. The merger agreement provides that for six years after the effective time of the merger, Henkel or Dial will maintain our existing directors’ and officers’ liability insurance, provided that Henkel or Dial may substitute policies of substantially similar coverage and amounts with terms no less advantageous to our former directors and officers. If the existing policy expires or is cancelled during the six-year period, Henkel or Dial must obtain substantially similar insurance coverage. In addition, neither Henkel nor Dial is required to pay an annual premium for insurance coverage in excess of 200% of the last annual premium paid prior to the date of the merger agreement, but in such case, the party must purchase as much coverage as possible for such amount. Henkel has the option to purchase a tail insurance policy in lieu of maintaining directors’ and officers’ liability insurance, as long as such tail policy provides substantially similar coverage and amounts. If Henkel or Dial consolidates with or merges into any other entity and is not the surviving entity, or transfers substantially all of its assets to any other entity, such entity will be required to assume the obligation to maintain directors’ and officers’ liability insurance pursuant to the same terms and subject to the same conditions.

      Funding of Dial’s Benefits Protection Trust for Change of Control Arrangements. This trust provides a degree of security for certain of Dial’s compensation obligations to its employees, including the executive officers, following a change of control of Dial. The compensation arrangements covered by the trust consist of Mr. Baum’s employment agreement, the change of control agreements, Dial’s supplemental retirement plans, Dial’s separation pay plan, Dial’s annual incentive plan and Dial’s sales incentive plan. The trust’s provisions required Dial to fund the trust within two business days after signing the merger agreement. The amount of the required funding was an amount for trust expenses plus an amount between 5% and 60% of the maximum amount that may become payable under the covered arrangements, as determined by our chief executive officer and chief financial officer. On December 16, 2003, in accordance with the trust’s provisions, we contributed $42,316,000 to the trust. The trust assets will be used solely to satisfy Dial’s obligations to its employees under the covered arrangements, the trustee’s obligations under the trust and trust expenses or, in the event of Dial’s bankruptcy or insolvency, the claims of Dial’s creditors.

Certain Relationships Between Dial and Henkel

      Dial/ Henkel LLC. In April 1999, we formed Dial/ Henkel LLC, a joint venture with Henkel. Each of Dial and Henkel owned 50% of this joint venture, an entity that was formed to develop and market a range of enhanced laundry products in North America. In 1999, this joint venture acquired the Custom Cleaner home dry cleaning business and launched Purex Advanced laundry detergent. This joint venture discontinued operation of the Purex Advanced laundry detergents business in 2000 and discontinued the Custom Cleaner home dry cleaning business in 2001. In 2002, Henkel received certain intellectual property rights related to the former Custom Cleaner home dry cleaning business in exchange for Henkel’s ownership interests in Dial/ Henkel LLC.

      Dial/ Henkel Mexico S.A. de C.V. In March 2000, we formed Dial/ Henkel Mexico S.A. de C.V., another joint venture with Henkel. Henkel owned 51% and Dial owned 49% of this joint venture. This joint venture was formed primarily to develop and market consumer detergent and household cleaning products in Mexico. In May 2000, this joint venture acquired 80% of Fabrica de Jabon Mariano Salgado, S.A. de C.V., a manufacturer and marketer of consumer detergents and household cleaning products in Mexico. In December 2002, we sold our interest in the Dial/ Henkel Mexico joint venture to Henkel.

Amendment to Rights Agreement

      Dial entered into a rights agreement, dated as of August 15, 1996, with Wells Fargo Bank of Arizona, N.A. (as rights agent) in order to protect our stockholders from coercive or otherwise unfair takeover tactics. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 20% or more of the outstanding Dial common stock. As required in the merger agreement, we have amended the rights agreement to render the rights inapplicable to the proposed merger or other transactions contemplated by the merger agreement and to cause the rights agreement to terminate immediately prior to the completion of the proposed merger.

Appraisal Rights

      The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

      If the merger is completed, dissenting holders of Dial common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law within the appropriate time periods will be entitled to have their shares of Dial common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

      The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Dial common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Dial before the special meeting on Wednesday, March 24, 2004. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the merger. Any proxy or vote against the merger, abstention from voting or failure to vote on the merger will not constitute a demand for appraisal within the meaning of Section 262.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Dial common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

      A Dial stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Dial at its address at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Dial common stock. Within ten days after the effective time of the merger, Dial must provide notice of the effective time of the merger to all of its stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger, but not after, any stockholder who has satisfied the requirements of Section 262 may deliver to Dial a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Dial, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after such stockholder’s request is received by Dial or 10 days after expiration of the period for delivery of a demand for appraisal under Section 262(d).

      Within 120 days after the effective time of the merger, but not after, either Dial or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of Dial common stock held by the stockholders entitled to appraisal rights. Dial has no present intention to file such a petition if demand for appraisal is made.

      Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Dial, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Dial. If a petition is filed by Dial, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Dial and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by Dial. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

      Dial stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more than, less than, or the same as the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “— Certain U.S. Federal Income Tax Consequences” on page 33.

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the stock subject to demand or to receive payment of dividends or other distributions on such stock, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with the consent of Dial. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Since Dial has no present intention to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any Dial stockholder to comply fully with the procedures required by Delaware law that are described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Merger Financing; Source of Funds

      Henkel has represented to us, in the merger agreement, that it will have sufficient cash to provide for the payment of the aggregate amounts payable in connection with the transactions contemplated by the merger agreement. The merger is not conditioned upon obtaining financing from any outside sources.

Litigation Related to the Merger

      On December 16, 2003, Mr. Jeffrey Berger filed a complaint in the Delaware Court of Chancery, New Castle County against us, our directors and Henkel, purporting to represent a class of all of our stockholders (except the defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) who are or will be threatened with injury arising from the actions of the defendants. The complaint alleges, among other things, that the Dial board of directors breached its fiduciary duties by agreeing to enter into the merger agreement with Henkel on the terms provided in the merger agreement. The complaint also seeks various forms of relief, including preliminary and permanent injunctive relief to prevent the closing of the merger. On January 12, 2004, we filed a motion to dismiss this complaint for failure to state a claim upon which relief may be granted and a motion to stay discovery in the action pending decision on the motion to dismiss. We, our directors and Henkel believe that the allegations in this complaint are without merit and we intend to vigorously defend against the allegations asserted in the complaint.

      On December 16, 2003, Messrs. Jeffrey Silverberg and Steven Rose and, on December 17, 2003, Ms. Mary Crescente, each filed separate complaints in the Arizona Superior Court, Maricopa County against us and our directors, each purporting to represent a class of all of our stockholders (except any person, firm, trust, corporation or other entity related to or affiliated with any defendant) who are being and will be harmed by the actions of the defendants. The complaints allege, among other things, that the Dial board of directors breached its fiduciary duties by engaging in self-dealing by receiving personal benefits under the terms of the merger agreement, and by potentially entering into an unfair transaction with Henkel. On January 21, 2004, we filed motions to dismiss these complaints, or, in the alternative, to stay these actions in preference to the action filed by Mr. Berger in the Delaware Court of Chancery. On January 26, 2004, the Arizona Superior Court consolidated these actions. We and our directors believe the allegations in these complaints are without merit and we intend to vigorously defend against the allegations asserted in these complaints.

      On January 6, 2004, Ms. Susan Soder filed a complaint in the Delaware Court of Chancery, New Castle County, against us, our directors and Henkel, purporting to represent a class of all of our stockholders (except the defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) who are or will be threatened with injury arising from the actions of the defendants. The complaint alleges, among other things, that the Dial board of directors breached its fiduciary duties by agreeing to enter into the merger agreement with Henkel on the terms provided in the merger agreement. The complaint also seeks various forms of relief, including preliminary and permanent injunctive relief to prevent the closing of the merger. On January 13, 2004, counsel for Ms. Soder informed the Delaware Court of Chancery that Ms. Soder did not intend to serve the summonses on the defendants in this case at that time. We, our directors and Henkel believe that the allegations in this complaint are without merit and we intend to vigorously defend against the allegations asserted in the complaint.

Certain U.S. Federal Income Tax Consequences

      The following is a summary of certain U.S. federal income tax consequences of the merger to stockholders of Dial whose shares of Dial common stock are converted into the right to receive cash in the merger. The following summary is based on the Code and treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who hold their shares of Dial common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Dial common stock upon the exercise of employee stock options or otherwise as compensation.

      The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. A stockholder will be treated for U.S. federal income tax purposes as if the stockholder had the stockholder’s shares of Dial common stock redeemed in whole or in part by Dial for cash. In addition, a stockholder may be treated as having sold some of the stockholder’s shares to Henkel for cash.

      Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Dial common stock exchanged therefor. This will be the case to the extent that Henkel provides, directly or indirectly, any of the cash that is exchanged for the stockholder’s shares. A stockholder’s shares of Dial common stock that are considered to have been redeemed by Dial for cash will also be treated as having been sold or exchanged for cash so long as the deemed redemption is a “complete termination” of the stockholder’s interest in Dial. The redemption of Dial common stock will be a “complete termination” of the stockholder’s interest in Dial if all of the shares of Dial common stock actually and constructively owned by the stockholder are purchased or redeemed pursuant to the merger. The foregoing “complete termination” summary does not apply to any Dial stockholder who (i) owns directly or indirectly, constructively or otherwise, any interest in Henkel or (ii) acquires, directly or indirectly, constructively or otherwise, any interest in Henkel as part of a transaction integrated with the merger. Stockholders should consult their own tax advisors to determine whether, in their particular circumstance, a redemption by Dial of their Dial common stock will be a “complete termination” of their interest in Dial or otherwise satisfies the tests of Section 302(b) of the Code.

      Gain or loss must be calculated separately for each block of Dial common stock exchanged for cash in the merger. If shares of Dial common stock are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Dial common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Dial that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses.

      A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) that exchanges shares of Dial common stock may be subject to backup withholding at a rate of 28% unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following completion of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

      THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Certain Financial Projections

      Dial, as a matter of course, does not make public forecasts or projections as to future performance or financial data beyond the current fiscal year. However, in connection with its discussions with Henkel, management of Dial provided certain projections of its future financial performance to Henkel, including those set forth below. The projections set forth below are included in this proxy statement only because this information was provided to Henkel. The projections described below were prepared by management of Dial and were not prepared with a view towards public disclosure. The projections do not purport to present operations in accordance with generally accepted accounting principles, reflect certain adjustments made by our management, and our independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. Dial’s internal financial forecasts (upon which the projections provided to Henkel were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Dial’s control. Accordingly, there can be no assurance that the financial projections will prove accurate. In addition, the projections do not consider the effect of any future combination of Dial’s business with the businesses conducted by Henkel. See “Forward-Looking Information” on page 7.

      Set forth below is a summary of certain projected financial data (numbers in U.S.$ in millions) for Dial prepared by Dial’s management and provided to Henkel.

	Fiscal Year End December

	2003E	2004E	2005E	2006E	2007E	2008E	2009E

Net Sales	$1,341	$1,398	$1,454	$1,515	$1,563	$1,608	$1,655
Gross Profit	504	536	562	592	614	635	657
EBIT	235	265	299	330	349	371	395
Net Income	132	153	177	200	217	232	254

      The projections described above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The projections described above involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations. These risks and uncertainties include the effects of competition with Dial’s products, growth in demand for Dial’s products and the effectiveness of Dial’s research and development efforts. For a discussion of risks and uncertainties that may be relevant to Dial’s results, stockholders may also refer to Dial’s filings with the Securities and Exchange Commission. There can be no assurance that the assumptions and adjustments made in preparing the projections described above will prove accurate, or that the projections will be realized. It is to be expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the projections described above. The inclusion of these projections should not be regarded as an indication that Dial or Henkel, or their respective affiliates or representatives, considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of Dial, Henkel or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Dial compared to the information contained in the projections, and none of them intends to provide any update or revision thereof.

Regulatory Matters

      United States Antitrust. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Each of Henkel and Dial made the required filings under the Hart-Scott-Rodino Act and early termination of the waiting period was granted on January 12, 2004.

      Non-United States Antitrust. We are not aware of any waiting period or consent required under any applicable foreign antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

      General. It is possible that any of the governmental entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that Henkel or Dial will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions. See “The Merger Agreement — Conditions to the Merger” on page 40.

THE MERGER AGREEMENT

      The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the merger agreement, which is incorporated by reference and attached as Annex A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety.

      The merger agreement provides for the merger of Henkel’s wholly-owned subsidiary, Henkel Merger Corporation, with and into Dial, following the adoption of the merger agreement by the requisite vote of our stockholders and the satisfaction or waiver, as permitted, of the other conditions to the merger. Following the merger, Dial will be the surviving corporation and a wholly-owned subsidiary of Henkel. Dial will continue to exist following the merger and will continue to be governed by the Delaware General Corporation Law. Henkel, as the sole stockholder of Dial following the merger, will have the corporate power and authority to control all aspects of the corporate and business affairs of Dial following the merger.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Henkel and Dial and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the date the merger is completed.

Treatment of Dial Securities

      At the effective time of the merger:

•	each outstanding share of Dial common stock (other than shares held by Henkel, Dial, and our and their respective subsidiaries and by dissenting stockholders who perfect their appraisal rights in accordance with Delaware law) will be cancelled and automatically converted into the right to receive $28.75 in cash, without interest and less any applicable withholding tax;

•	upon consent of the option holder, each outstanding option to purchase shares of Dial common stock granted under our option plans, whether or not then exercisable, will be surrendered in return for cash, without interest, in the amount that the merger consideration exceeds the exercise price per share of the option multiplied by the number of shares of Dial common stock which are subject to the option. If the option holder withholds consent, the option holder’s Dial options will instead be converted into the right to receive a cash payment based on the trading price of Henkel’s preferred shares. The conversion will be made pursuant to a formula using the value of Dial common stock at the time of the merger and the average closing price of Henkel’s preferred shares for the 20 days preceding the merger. The conversion will be subject to the right of the option holder to elect, within 60 days following stockholder approval of the merger, to receive a cash payment per share of Dial common stock subject to an option equal to the excess of (a) the greater of (1) the highest price at which Dial common stock traded in the 60 days preceding stockholder approval and (2) the price paid for Dial common stock in the merger over (b) the exercise price of the option. All option-related payments will be subject to applicable withholding taxes or social charges;

•	all outstanding shares purchased under the employee stock purchase plan will be cancelled and automatically converted into the right to receive $28.75 in cash, less any applicable withholding taxes or social charges, without interest; and

•	each outstanding stock unit that was granted under our deferred compensation plans will be cancelled and automatically converted into the right to receive $28.75 in cash, less any applicable withholding taxes or social charges, without interest.

Benefit Arrangements

      Following the completion of the merger, except as set forth below, Henkel will cause Dial to honor, in accordance with their terms, all collective bargaining agreements, and certain existing supplemental pension arrangements, and certain existing employment, severance and change of control agreements between Dial and any officer, director or employee of Dial. Henkel will also honor all obligations in respect of commitments or elections made by members of our board of directors prior to December 14, 2003 under the Directors’ Charitable Award Program.

      Until December 31, 2005, Henkel will cause Dial to provide those individuals who are employed by Dial or its subsidiaries and who are not covered by a collective bargaining agreement with (a) an annual salary or hourly wage rate, as applicable, and annual cash bonus opportunities that are no less favorable to each such individual than the annual salary or hourly wage rate and annual cash bonus opportunities provided to such individuals immediately prior to the completion of the merger and (b) employee compensation and benefit plans (including retiree medical plans) no less favorable in the aggregate than those currently provided, excluding equity based arrangements. Until December 31, 2005, Henkel will honor Dial’s Separation Pay Plan in Event of a Change in Control, Dial’s Enhanced Severance Pay Plan for Terminated Employees and Dial’s deferred compensation plans (except that there will be no stock unit accounts).

      Henkel will cause service rendered by employees of Dial or its subsidiaries (who are not covered by a collective bargaining agreement) prior to the completion of the merger to be taken into account for vesting, eligibility and benefit accrual purposes under employee benefit plans of Henkel to the same extent as such service was taken into account under the corresponding Dial plan for those purposes (except service will not be credited for benefit accrual to the extent that the credit would result in recognition of the same period of service under duplicate plans). Employees of Dial or its subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Henkel for any condition for which they would have been entitled to coverage under the corresponding Dial plan in which they participated prior to the completion of the merger. Henkel will give such employees credit under such plans for co-payments made, and deductibles satisfied, prior to the completion of the merger.

      Henkel and Dial agreed that the consummation of the transactions contemplated by the merger agreement will constitute a “Change in Control” for all purposes of all of our employee benefit plans.

Remittance of Dial Stock Certificates

      Promptly after the effective time of the merger, Citibank, N.A., as the paying agent, will mail to you a letter of transmittal and instructions for you to use in surrendering your stock certificates. When you properly surrender your stock certificates to the paying agent for cancellation, together with a duly executed letter of transmittal and any other documents that the paying agent may require, the paying agent will promptly deliver to you a check payable to you in the amount to which you are entitled in accordance with the merger agreement, after giving effect to any required tax withholdings, and your stock certificates will be canceled. Until properly surrendered, each certificate representing shares of Dial common stock will be deemed, at any time after the effective time of the merger, to represent only the right to receive $28.75 in cash, without interest and less any applicable withholding tax, for each share of Dial common stock represented by the certificate.

      Dial is entitled to cause the paying agent to deliver to it any funds that have not been disbursed within one year after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look to Dial for payment with respect to the cash payable upon surrender of their certificates.

      You should not send in your stock certificates until you receive a letter of transmittal and instructions from the paying agent.

Certificate of Incorporation and Bylaws

      The merger agreement provides that, after the effective time of the merger, the restated certificate of incorporation of Dial, as in effect immediately prior to the effective time of the merger, shall be amended and restated in the form of Exhibit A to the merger agreement, until changed or amended, and that the bylaws of Henkel Merger Corporation, as in effect immediately prior to the effective time of the merger, shall be the bylaws of the surviving corporation following the merger, until changed or amended.

Directors and Officers of Dial Following the Merger

      After the effective time of the merger, the members of the board of directors of Henkel Merger Corporation will become the directors of the surviving corporation, until their successors are duly elected and qualified. After the effective time of the merger, the officers of Dial will be the officers of the surviving corporation, until their successors are duly elected or appointed and qualified. Mr. Baum will continue to serve as President and Chief Executive Officer of Dial and will also serve as its Chairman, unless Dr. Lehner or Dr. Morwind serves as Chairman, in which event Mr. Baum will serve as Vice Chairman.

Representations and Warranties

      The merger agreement contains customary representations and warranties by Dial relating to, among other things, our organization, capital structure, authority to enter into the merger agreement, compliance with legal requirements, reports to the SEC, financial statements, absence of certain changes, employee benefit matters, pending litigation, tax matters, environmental matters, intellectual property, material contracts, rights agreement and receipt of the opinion of our financial advisor. The merger agreement also contains representations and warranties by Henkel that relate principally to Henkel’s ability to effectuate the merger, including representations and warranties concerning Henkel’s organization, authority to enter into the merger agreement, capital resources, ownership of Dial common stock and pending litigation. None of the representations and warranties will survive beyond the completion of the merger.

      Many of our representations and warranties contained in the merger agreement are qualified by reference to whether the item in question would be material or have a “material adverse effect” on Dial. The merger agreement provides that a “material adverse effect” means, when used in connection with Dial, any state of facts, circumstance, change, development, effect, condition or occurrence that has been or would reasonably be expected to (a) be material and adverse to the financial condition, business, assets, liabilities or results of operations of Dial and our subsidiaries, taken as a whole; or (b) directly or indirectly, prevent or materially impede or delay the consummation of the merger; provided, however, that (1) any state of facts, circumstance, change, development, effect, condition or occurrence relating to the economy or financial markets as a whole or the laundry, personal care, air fresheners or food products industries generally, and not specifically relating to, or disproportionately affecting, us or our subsidiaries shall not constitute a material adverse effect, and (2) failure to meet analysts’ financial forecasts, shall not constitute a material adverse effect.

Conduct of Business Pending the Merger

      The merger agreement also contains various affirmative and negative covenants with respect to our operations during the period from December 14, 2003 until the earlier of the completion of the merger and the termination of the merger agreement. During this time period, we must conduct our operations in the ordinary and usual course of business consistent with past practice and we must obtain the prior written consent of Henkel to, among other things, change our capital structure, amend our organizational documents, make capital expenditures beyond a certain threshold level, change accounting methods or tax elections, incur or assume any debt other than short-term debt, provide certain employee benefits, take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, take any action that would make any representation or warranty inaccurate or take any action that would materially impair or delay the consummation of the merger.

Reasonable Best Efforts

      Each of Dial and Henkel has agreed, subject to certain limits set forth in the merger agreement, to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

No Solicitation

      We have agreed that we will not and we will use our reasonable best efforts to cause our and our subsidiaries’ officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by us or any of our subsidiaries, not to, directly or indirectly, encourage, solicit, initiate, or participate in any discussions or negotiations with respect to, or provide any information or afford any access to our properties, books or records or those of any of our subsidiaries, or take any action to assist or facilitate, any person or group with respect to any acquisition proposal. However, we may furnish information to, or enter into discussions or negotiations with respect to an acquisition proposal with, any person or group that has made an unsolicited bona fide acquisition proposal that our board of directors reasonably determines is likely to result in a superior proposal and that did not result from a material breach of the foregoing obligations, if our board of directors determines in good faith (after consultation with our outside legal counsel) that the failure to do so would be reasonably likely to result in a breach of the board’s fiduciary duties under applicable law. In addition, we must have entered into a confidentiality agreement with such party in no material respect less favorable to us than our confidentiality agreement with Henkel (other than with respect to Henkel’s standstill covenant).

      We have agreed we will promptly, and in any event within 36 hours, notify Henkel if any such information is requested or any negotiations or discussions are sought to be initiated and we will promptly communicate to Henkel the identity of the party making the request or inquiry and any other terms of such request, inquiry or acquisition proposal. If we or any of our subsidiaries or our respective officers, directors, employees, representatives, agents or affiliates participates in discussions or negotiations with, or provides information to, a potential buyer, we will keep Henkel advised on a current basis of any significant developments.

      We will, and will use our reasonable best efforts to cause our subsidiaries, officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations conducted prior to December 14, 2003 with any persons other than Henkel or any of its respective affiliates or associates with respect to any acquisition proposal.

      Until the merger agreement is terminated, we will not do any of the following:

•	withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to Henkel, the approval or recommendation of the merger by our board of directors, unless our board of directors determines in good faith that the failure to do so would be reasonably likely to result in a breach of their fiduciary duties under applicable law;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal;

•	redeem the outstanding rights issued under the rights agreement to facilitate any acquisition proposal; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any acquisition proposal (other than a confidentiality agreement).

      However, if our board of directors receives a superior proposal prior to the adoption of the merger agreement by our stockholders, our board of directors may, if it determines in good faith (after consultation with our outside legal counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law, approve or recommend the superior proposal and terminate the merger agreement, subject to the following conditions. We must have advised Henkel of certain information with respect to the superior proposal with the intent of enabling Henkel to match such proposal. In the event that

Henkel fails to match the superior proposal within three business days of receiving written notice, our board of directors may exercise the foregoing rights to approve or recommend the superior proposal and, provided we have not materially breached our obligations in the merger agreement that are summarized in this “No Solicitation” section, we may terminate the merger agreement if we concurrently pay Henkel a termination fee of $110,000,000.

      We or our board of directors are permitted to take and disclose to our stockholders a position with respect to a tender offer by a third party or take any action or make any disclosure required by applicable law.

      For purposes of the merger agreement, (1) an “acquisition proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 20% of the assets of, or the equity interest in, or businesses of, Dial pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the merger with Henkel, and (2) a “superior proposal” means any unsolicited, bona fide acquisition proposal that (a) if consummated, would result in the third party making such proposal (or, in the case of a direct merger between such third party and us, the stockholders of such third party) acquiring all of our outstanding shares or voting power and (b) our board of directors has determined in good faith (after consultation with its legal and financial advisors and taking into account all the terms and conditions of the acquisition proposal and the merger agreement deemed relevant by our board of directors, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of such third party to obtain financing for the acquisition proposal and all other legal, financial, regulatory and other aspects of such proposal) is more favorable than the merger with Henkel to the persons to whom it owes obligations under applicable laws.

Board Recommendation

      Our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Dial and our stockholders, and recommends that our stockholders adopt the merger agreement. Our board of directors may not withdraw, amend or modify in a manner adverse to Henkel its recommendation that you vote to adopt the merger agreement, unless our board of directors determines in good faith that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law. If a tender offer is made directly to you by a third party, our board of directors may take and disclose to the stockholders of Dial a position with respect to such offer or take any action or make any required disclosure required by applicable law.

Conditions to the Merger

      The respective obligations of each of the parties to complete the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law), at or prior to the effective time of the merger, of the following conditions:

•	the merger agreement must have been adopted by the holders of a majority of the outstanding shares of Dial common stock;

•	all waiting periods required under the Hart-Scott-Rodino Act must have expired or been terminated; and

•	there must be no statute, rule, regulation, executive order, judgment, decree or injunction, whether enacted, entered, issued, promulgated or enforced by any court or governmental entity against the parties and which is in effect, that prohibits the completion of the merger or makes such completion illegal.

      Our obligation to complete the merger is also subject to the satisfaction or waiver (in whole or in part to the extent permitted by applicable law), at or prior to the effective time of the merger, of certain conditions, including the following:

•	Henkel’s representations and warranties must be true in all respects, if qualified by materiality, or must be true in all material respects, if not qualified by materiality, with such exceptions which, in the aggregate, would not be reasonably expected to have a material adverse effect on the ability of Henkel to consummate the merger;

•	Henkel must have performed or complied in all material respects with all agreements and conditions contained in the merger agreement required to be performed or complied with by Henkel prior to or at the time of closing, with such exceptions which, in the aggregate, would not be reasonably expected to have a material adverse effect on the ability of Henkel to consummate the merger; and

•	Henkel must provide a certificate, executed by either its Chief Executive Officer or Chief Financial Officer, certifying as to the fulfillment of the foregoing two conditions.

      The obligation of Henkel to complete the merger is also subject to the satisfaction or waiver (in whole or in part to the extent permitted by applicable law), at or prior to the effective time of the merger, of certain conditions, including the following:

•	our representations and warranties must be true in all respects if qualified by materiality, or must be true in all material respects if not qualified by materiality, with such exceptions which, in the aggregate, would not be reasonably expected to have a material adverse effect on Dial;

•	we must have performed or complied in all material respects with all agreements and conditions contained in the merger agreement required to be performed or complied with by us prior to or at the time of closing, with such exceptions which, in the aggregate, would not be reasonably expected to have a material adverse effect on Dial;

•	we must provide a certificate, executed by either our Chief Executive Officer or Chief Financial Officer, certifying as to the fulfillment of the foregoing two conditions;

•	all authorizations, consents or approvals of a governmental entity, other than those required under the Hart-Scott-Rodino Antitrust Act, required in connection with the merger agreement must have been obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Dial, except such authorizations, consents or approvals which the failure to make or obtain does not, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Dial;

•	there must be no pending suit, action or proceeding that is reasonably likely to be adversely determined and that (a) seeks to restrain or prohibit the completion of the merger or to undo the merger after it has been completed, or (b) seeks to obtain from Henkel any damages that would be reasonably expected to have a material adverse effect on Henkel and its subsidiaries (including Dial and its subsidiaries as though the merger had been completed), taken as a whole;

•	there must not have been any state of facts, circumstance, change, development, effect, condition or occurrence that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on Dial; and

•	shares of Dial common stock held by holders who have demanded appraisal for such shares under Delaware law must represent less than 10% of Dial common stock outstanding as of the closing date of the merger.

Expenses

      All fees and expenses incurred in connection with the merger agreement and transactions contemplated by the merger agreement will be paid by the party incurring or owing those fees or expenses.

Termination

      The merger agreement may be terminated:

•	by mutual written consent by action of Henkel’s and Dial’s boards of directors, whether before or after the adoption of the merger agreement by our stockholders, but prior to the effective time;

•	by action of the board of directors of either Henkel or Dial, if:

o	the merger is not completed by July 14, 2004; provided that if either Henkel or Dial determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any governmental entity, this date may be extended by either Henkel or Dial by giving notice to the other party specifying a date not beyond November 30, 2004, if the party believes in good faith that such consent, registration, approval, permit or authorization can be obtained by the date specified;

o	the merger agreement is not adopted by a majority of our stockholders at the special meeting of our stockholders or at any adjournment or postponement of the special meeting;

o	any court or other governmental entity issues a final and non-appealable order, decree, ruling or other action, or takes any other action restraining, enjoining or otherwise prohibiting any of the transactions under the merger agreement; provided, that the party seeking the termination shall have used its reasonable best efforts to contest or remove the order, decree, ruling or other action and is not in violation of certain covenants in the merger agreement; or

o	any governmental entity fails to issue an order, decree or ruling or to take any action necessary to fulfill the conditions to closing of the merger set forth in the merger agreement and a denial of a request to issue such an order, decree or ruling shall have become final and non-appealable; provided, that the right to terminate the merger agreement is not available to any party that has breached in any material respect its obligations under the merger agreement in any manner that shall have proximately contributed to the occurrence of the failure of the merger to be completed.

•	by action of the board of directors of Dial, if, prior to the effective time:

o	Henkel breaches any representation, warranty, covenant or agreement under the merger agreement that would give rise to a failure of certain conditions to closing of the merger, and such breach has not been cured (or is not capable of being cured) within 15 business days following receipt by Henkel of notice of the breach; or

o	prior to the adoption of the merger agreement by our stockholders, (a) we have complied with our obligations in the merger agreement that are summarized in the “No Solicitation” section above, (b) we have given Henkel at least three business days’ written notice of our intention to terminate the merger agreement in order to recommend or accept a superior proposal or to enter into an agreement which constitutes a superior proposal, (c) our board of directors, after taking into account any modifications to the transactions contemplated by the merger agreement that Henkel has proposed after receiving notice, determines that the proposal is, and continues to be, a superior proposal and (d) concurrently with the termination of the transactions contemplated by the merger agreement, we pay Henkel the termination fee.

•	by Henkel, if, prior to the effective time:

o	our board of directors, whether or not permitted under the merger agreement, (a) withdraws or adversely modifies its approval or recommendation of the merger agreement or the merger, (b) fails to call a special meeting of our stockholders to adopt the merger agreement or (c) approves, recommends or enters into a definitive agreement with respect to an acquisition proposal; or

o	we breach (a) any of our material obligations with respect to acquisition proposals or (b) any representation, warranty, covenant or agreement contained in the merger agreement that causes the failure of certain conditions to closing of the merger and such breach has not been cured (or is not capable of being cured) within 15 business days following receipt by us of notice of the breach.

Termination Fee

      We have agreed to pay Henkel a termination fee of $110,000,000 in the event the merger agreement is terminated under the following conditions:

•	if an acquisition proposal has been made or publicly announced and either Henkel or we terminate the merger agreement because (a) the merger is not consummated by July 14, 2004 (or, if the date is extended to obtain any regulatory approvals, November 30, 2004) or (b) our stockholders fail to adopt the merger agreement and, subsequently, we or any of our subsidiaries enter into a letter of intent or definitive agreement with respect to, or consummate, certain acquisition proposals within 13 months after such termination, we must, on or prior to the earlier of the date on which the agreement relating to the acquisition proposal is executed and the date on which the acquisition proposal is completed, pay Henkel the termination fee;

•	if we terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders at the special meeting, because we intend to recommend, accept or enter into a transaction that constitutes a superior proposal, we must, no later than such termination, pay Henkel the termination fee; and

•	if Henkel terminates the merger agreement because our board of directors (a) withdraws or adversely modifies its approval or recommendation of the merger agreement or the merger, (b) fails to call a special meeting of our stockholders to adopt the merger agreement, or (c) approves, recommends or enters into a definitive agreement with respect to an acquisition proposal or we breach any of our material obligations with respect to our obligations in the merger agreement that are summarized in the “No Solicitation” section above, we must, within two business days after such termination, pay Henkel the termination fee.

      For purposes of the first bullet point of this “Termination Fee” section, the term “acquisition proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 50% of the assets of or the equity interest in, or businesses of, Dial, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the merger with Henkel.

Amendment; Extension and Waiver

      The merger agreement may be amended by the parties in writing at any time before or after adoption of the merger agreement by our stockholders; provided that after such adoption, no amendment may be made which by law requires further approval by our stockholders, without further stockholder approval.

      At any time prior to the effective time, any party to the merger agreement may (a) extend the time of performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties of another party contained in the merger agreement or any document, certificate or other writing delivered pursuant to the merger agreement, or (c) waive compliance by another party with any of the agreements or conditions contained in the merger agreement. Any agreement to grant an extension or waiver is valid only if set forth in a written document executed on behalf of the party agreeing to the extension or waiver. Delay in exercising any right under the merger agreement does not constitute a waiver of that right.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the Dial common stock beneficially owned by (a) each person who is known by us to beneficially own 5% or more of the outstanding Dial common stock, (b) of certain of our executive officers, (c) each of our directors and (d) all of our directors and executive officers as a group, as of February 6, 2004. Except as otherwise noted, the address of each person listed in the table is c/o The Dial Corporation, 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619.

	Amount and
	Nature of
	Beneficial	Percent
Name	Ownership(1)	of Class

Mario J. Gabelli(2)
Gabelli Asset Management Inc. One Corporate Center Rye, New York 10580-1435	7,501,700	7.78%
Joy A. Amundson	60,140	*
Herbert M. Baum	808,240	*
Conrad A. Conrad	167,857	*
Joe T. Ford	145,016	*
Thomas L. Gossage	108,714	*
Donald E. Guinn(3)	129,842	*
Arthur E. Hanke, Jr.	285,999	*
George J. Harad	0	*
Christopher J. Littlefield(3)	183,747	*
James E. Oesterreicher	23,697	*
Michael T. Riordan	56,204	*
Barbara S. Thomas	51,027	*
Salvador M. Villar	33,776	*
Bernhard J. Welle(3)	519,725	*
All directors and executive officers as a group	3,247,671	3.0%

*	Less than one percent

(1)	Includes shares subject to options that are presently exercisable or will become exercisable within 60 days (other than in connection with an acceleration resulting from the merger) and vested Dial restricted stock units, or DRSUs. The numbers of shares subject to exercisable options and vested DRSUs for each person named above and for all directors and executive officers as a group are as follows:

	Exercisable	Vested
	Options	DRSUs

Joy A. Amundson	47,600	11,540
Herbert M. Baum	697,100	100,909
Conrad A. Conrad	123,334	29,074
Joe T. Ford	93,060	9,996
Thomas L. Gossage	70,960	23,793
Donald E. Guinn(3)	93,860	7,640
Arthur E. Hanke, Jr.	259,039	1,133
George J. Harad	0	0
Christopher J. Littlefield(3)	168,574	1,146
James E. Oesterreicher	17,400	2,797
Michael T. Riordan	50,900	4,304
Barbara S. Thomas	41,200	8,827
Salvador M. Villar	28,000	3,201
Bernhard J. Welle(3)	420,535	28,136
All directors and executive officers as a group	2,728,189	247,371

(2)	The ownership information set forth in this proxy statement is based on material contained in a Schedule 13D, dated January 26, 2004, filed with the Securities and Exchange Commission by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. According to the Schedule 13D, Gabelli Funds, LLC has sole voting power and sole dispositive power over 3,533,000 shares; GAMCO Investors, Inc. has sole voting power over 3,160,600 shares and sole dispositive power over 3,295,100 shares; MJG Associates, Inc. has sole voting power and sole dispositive power over 93,000 shares; Gabelli Securities, Inc. has sole voting power and sole dispositive power over 535,600 shares; Gabelli & Company, Inc. Profit Sharing Plan has sole voting power and sole dispositive power over 25,000 shares; Gabelli Foundation, Inc. has sole voting power and sole dispositive power over 20,000 shares; Gabelli Group Capital Partners, Inc. has sole voting power and sole dispositive power over no shares; Gabelli Asset Management Inc. has sole voting power and sole dispositive power over no shares and Mario J. Gabelli has sole voting power and sole dispositive power over no shares.

(3)	The following individuals share voting and dispositive powers with respect to the indicated number of shares of Common Stock: Mr. Guinn — 28,342 shares; Mr. Littlefield — 6,296 shares; and Mr. Welle — 54,487 shares. All of the other individuals have sole voting and dispositive powers with respect to their shares.

STOCKHOLDER PROPOSALS

      If the merger is consummated, there will be no public stockholders of Dial and no public participation in any future meetings of stockholders of Dial. However, if the merger is not completed, Dial will hold a 2004 annual meeting of stockholders. If such meeting is held, for a stockholder proposal to be considered for inclusion in Dial’s proxy statement for the 2004 annual meeting, under the Securities and Exchange Commission’s Rule 14a-8, proposals of stockholders intended to be presented at the annual meeting must have been received by Dial no later than December 24, 2003. If the date of the 2004 annual meeting, if any, is changed by more than 30 days from June 5, 2004, then in order to be considered for inclusion in Dial’s proxy materials, proposals of stockholders intended to be presented at the 2004 annual meeting must be received by Dial a reasonable time before Dial begins to print and mail its proxy materials for the 2004 annual meeting. In order to curtail controversy as to the date on which a proposal was received by Dial, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to The Dial Corporation, 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, Attention: Secretary.

      In addition, Dial’s bylaws require that proposals of stockholders intended to be presented at the 2004 annual meeting, if any, but not to be included in Dial’s proxy statement and proxy card pursuant to the Securities and Exchange Commission’s Rule 14a-8, must be received no later than March 27, 2004 and no earlier than March 7, 2004, unless the 2004 annual meeting is to be held prior to May 16, 2004 or later than August 14, 2004, in which case notice of the proposal must be delivered to Dial by the stockholders not earlier than the ninetieth day prior to the annual meeting and not later than the close of business on the later of the seventieth day prior to the annual meeting or the tenth day following the date on which the public announcement of the annual meeting is first made. The proposal must also comply with the other requirements in Dial’s bylaws and if a stockholder who wishes to present a proposal fails to properly notify Dial in a timely manner, the stockholder will not be entitled to present the proposal at the annual meeting.

OTHER MATTERS

      As of the date of this proxy statement, the Dial board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Dial files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at “http://www.sec.gov”. Reports, proxy statements and other information concerning Dial may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      The Securities and Exchange Commission allows Dial to “incorporate by reference” information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The following documents are incorporated by reference into this proxy statement and are deemed to be a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement:

DIAL SEC FILINGS	PERIOD OR DATE FILED
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarters ended September 27, 2003, June 28, 2003 and March 29, 2003 (as amended)
Proxy Statement on Schedule 14A	April 23, 2003
Current Reports on Form 8-K	February 4, 2004, January 28, 2004, January 26, 2004, December 15, 2003, August 7, 2003, July 1, 2003, June 5, 2003 and April 29, 2003

      All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the special meeting shall be deemed to be incorporated by reference into this proxy statement.

      You may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from the appropriate party at the following address:

The Dial Corporation

15501 North Dial Boulevard
Scottsdale, Arizona 85260-1619
Attention: Shareholder Information Center
Telephone: 888-330-3425
E-mail: corprel@dialcorp.com

      If you would like to request documents from us, please do so by March 17, 2004 to receive them before the special meeting.

      Henkel has supplied all information contained in this proxy statement relating to Henkel and Henkel Merger Corporation, and Dial has supplied all information relating to Dial.

      You should not send in your Dial stock certificates until you receive the transmittal materials from the paying agent. If you are a stockholder of record who has further questions about your stock certificates or the exchange of your Dial common stock for cash, you should call our proxy solicitor, Georgeson Shareholder Communications Inc., at (212) 440-9800 (banks and brokers) or (800) 849-5324 (all others, toll free), or the paying agent, Citibank, N.A., toll-free at (877) 360-7251.

      You should rely only on the information contained in this proxy statement and the documents which we refer to in this proxy statement to vote on the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of February 18, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

      Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed envelope. In the alternative, you may use any touch-tone telephone to vote your shares 24 hours a day, 7 days a week, until 12:00 noon Central Standard Time on March 23, 2004, by calling (800) 560-1965. Please have your proxy card and the last four digits of your Social Security Number available. If you vote by telephone, please do not return a signed proxy card. Please call our proxy solicitor, Georgeson Shareholder Communications Inc., at (212) 440-9800 (banks and brokers) or (800) 849-5324 (all others, toll free) if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.

By Order of the Board of Directors,

CHRISTOPHER J. LITTLEFIELD
Senior Vice President,
General Counsel and Secretary

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of December 14, 2003
by and among
Henkel KGaA,
Henkel Merger Corporation
and
The Dial Corporation

A-i

A-ii

A-iii

Glossary of Defined Terms

Defined Terms	Defined in Section

Acquisition Proposal	6.02(f)
Adjusted Award	2.04(b)
Adjusted Exercise Price	2.04(b)
Affiliate	9.11
Agreement	Preamble
Associate	9.11
Beneficial ownership	9.11
Beneficially own	9.11
Business Day	9.11
Cash-Out Right	2.04(b)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Closing Date Exchange Rate	2.04(b)
Closing Trading Price	2.04(b)
Code	2.03(e)
Company	Preamble
Company Disclosure Schedule	Art. III
Company Financial Advisor	3.08
Company Intellectual Property	3.14(k)
Company Licensed Intellectual Property	3.14(k)
Company Owned Intellectual Property	3.14(k)
Company Plan	3.09(a)
Company SEC Reports	3.05(a)
Company Securities	3.02(a)
Company Stockholder Meeting	6.01(b)
Confidentiality Agreement	5.02(c)
Continued Stock Options	2.04(b)
Copyrights	3.14(k)
D&O Insurance	6.06(b)
Deferred Compensation Plans	2.06
DGCL	1.01
Dissenting Shares	2.02
Effective Time	1.03
Environmental Disclosure Requirements	3.13(e)
Environmental Law	3.13(e)
ERISA	3.09(a)
ERISA Affiliate	3.09(a)
ESPP Shares	2.05
Exchange Act	3.04
Exercise Trading Price	2.04(b)

A-iv

Defined Terms	Defined in Section

Existing Stock Options	2.04(a)
Fairness Opinion	3.18
Foreign Antitrust Laws	3.04
Government Antitrust Entity	6.04(a)
Governmental Entity	3.04
Hazardous Substance	3.13(e)
HSR Act	3.04
Indemnified Person	6.06(a)
Intellectual Property	3.14(k)
Know	9.11
Knowledge	9.11
Management Contract Parties	Recitals
Material Adverse Effect	9.11
Material Contract	3.15
Merger	1.01
Merger Consideration	Recitals
Merger Sub	Preamble
Option Consideration	2.04(a)
Outside Date	8.02(a)
Parent	Preamble
Parent Material Adverse Effect	4.01(b)
Parent Shares	2.04(b)
Patents	3.14(k)
Paying Agent	2.03(a)
Payment Fund	2.03(a)
Permits	3.12
Person	9.11
Plan	3.09(a)
Potential Acquiror	6.02(b)
Preferred Stock	3.02(a)
Proxy Statement	3.07
Release	3.13(e)
Required Company Vote	3.19
Rights	3.17
Rights Agreement	3.02(a)
SEC	3.05(a)
Securities Act	3.05(a)
Share	Recitals
Software	3.14(k)
Stock Option Plans	2.04(a)
Stock Unit	2.06
Stock Unit Consideration	2.06
Subsidiary	9.11
Subsidiary Securities	3.02(b)

A-v

Defined Terms	Defined in Section

Superior Proposal	6.02(f)
Surviving Corporation	1.01
Tax	3.11(n)
Termination Fee	8.06(b)
Trademarks	3.14(k)
Trade Secrets	3.14(k)
U.S. GAAP	3.05(b)
USRPHC	3.11(h)

A-vi

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 14, 2003, is by and among Henkel KGaA, a Kommanditgesellschaft auf Aktien (a partnership limited by shares) organized under the laws of the Federal Republic of Germany (“Parent”), Henkel Merger Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and The Dial Corporation, a Delaware corporation (the “Company”).

RECITALS

      WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved and declared advisable and fair to, and in the best interests of, their respective stockholders, this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.01), in which each issued and outstanding share (a “Share”) of common stock, par value $0.01 per share, of the Company (including the associated Rights (as defined in Section 3.17) not owned by Parent, Merger Sub or the Company, other than Dissenting Shares (as defined in Section 2.02), will be converted into the right to receive $28.75 in cash, without interest (the “Merger Consideration”) and subject to any applicable withholding tax specified in Section 2.03(e);

      WHEREAS, both the Shareholders Committee and the Management Board of Parent have determined that it is in the best interests of Parent and its shareholders to acquire the Company upon the terms and subject to the conditions set forth herein;

      WHEREAS, concurrently with the execution hereof and in order to induce Parent and Merger Sub to enter into this Agreement, the Company is entering into amended Change-in Control Agreements and Employment Agreements, dated the date hereof but effective as of the Effective Time (as defined in Section 1.03), with certain members of the management of the Company (the “Management Contract Parties”); and

      WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.01.     The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

      SECTION 1.02.     Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by Parent, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, unless another time, date or place is agreed to in writing by the parties hereto.

      SECTION 1.03.     Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as the parties shall agree and as shall be provided in the Certificate of Merger (the “Effective Time”).

      SECTION 1.04.     Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall continue its corporate existence under the DGCL and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

      SECTION 1.05.     Certificate of Incorporation and Bylaws. (a) The Restated Certificate of Incorporation of the Company shall, by virtue of the Merger, be further amended and restated in its entirety to read in the form of Exhibit A and, as so amended, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Amended and Restated Certificate of Incorporation and the DGCL.

      (b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Amended and Restated Certificate of Incorporation and the DGCL.

      SECTION 1.06.     Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Amended and Restated Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

      SECTION 1.07.     Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Amended and Restated Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES

      SECTION 2.01.     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any capital stock of the Company or Merger Sub:

(a) Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share that is held by the Company as treasury stock or that is owned by Parent or any of its or the Company’s respective wholly-owned Subsidiaries (as defined in Section 9.11) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares), shall be converted into the right to receive the Merger Consideration. At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to each such Share.

      SECTION 2.02.     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

      SECTION 2.03.     Exchange of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, no later than the Effective Time, Parent shall, or shall cause an Affiliate (as defined in Section 9.11) other than the Surviving Corporation to, make available to the Paying Agent sufficient funds to make the payments due pursuant to Section 2.01(c) upon surrender of Certificates (such funds being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

      (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person (as defined in Section 9.11) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of a Certificate in exchange for the Merger Consideration with respect to each Share formerly represented by such Certificate. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.03(e)), and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.03, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

      (c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

      (d) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as are required to be withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

      (f) No further Ownership Rights; Closing of the Company’s Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate (including the associated Rights). At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of Shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

      (g) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of their claim for the Merger Consideration, without any interest thereon. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      SECTION 2.04.     Existing Stock Options.

      (a) Settlement of Existing Stock Options. The Company shall use its reasonable best efforts to obtain the consent of all option holders (such efforts to include, but not be limited to, delivery of written notice to all such option holders at least 20 Business Days prior to the anticipated Closing Date requesting consent to the settlement of the Existing Stock Option held by each such holder in accordance with this Section 2.04) to the settlement of each option to acquire Shares (the “Existing Stock Options”) granted under the Company’s 1996 Stock Incentive Plan, as amended, or the Company’s 1992 Stock Incentive Plan, as amended (the “Stock Option Plans”), which is outstanding at the Effective Time, whether vested or unvested, in exchange for the right to promptly receive an amount in cash, without interest, with respect to each Share then subject to such Existing Stock Option, equal to the excess, if any, of the Merger Consideration over the exercise price for such Share under such Existing Stock Option (such amount being hereinafter referred to as the “Option Consideration”), subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law. Each Existing Stock Option for which such consent has been obtained shall be automatically canceled at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof in exchange for the payment of the Option Consideration. Payment of the Option Consideration for each such Existing Stock Option shall be reduced by all applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law.

      (b) Adjustment. As of the Effective Time, Parent shall assume in full each Continued Stock Option (as defined in this Section 2.04(b)) and the related obligations provided herein. The assumption of a Continued Stock Option shall not modify (except as required hereunder) any of the terms thereof. Pursuant to the terms of the Stock Option Plans, the Company shall cause each Existing Stock Option for which the consent specified in Section 2.04(a) has not been obtained as of the Effective Time (the “Continued Stock Options”) to be automatically converted at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, but subject to the Cash-Out Right of the holder thereof, into a right (each, an “Adjusted Award”) with respect to the greatest whole number of preferred shares of Parent (the “Parent Shares”) which is equal to the quotient of (i) the product of (x) the number of Shares covered by such Continued Stock Option immediately prior to the Effective Time, multiplied by (y) the Merger Consideration, expressed in Euros, converted using the Closing Date Exchange Rate, divided by (ii) the average of the closing prices for a Parent Share (the “Closing Trading Price”) over the 20 consecutive trading days immediately preceding the Effective Time as reported on the Frankfurt Stock Exchange and published in the Handelsblatt. Each such Adjusted Award shall entitle the holder thereof to receive, on exercise of any portion of such Adjusted Award prior to its expiration and on the same terms and conditions, mutatis mutandis, as were applicable to the corresponding Continued Stock Option immediately prior to the Effective Time, an amount in cash equal to the excess, if any, of the Exercise Trading Price on the date of exercise over the Adjusted Exercise Price applicable under such Adjusted Award, subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law. The “Adjusted Exercise Price” for each Parent Share covered by an Adjusted Award shall equal the quotient of (i) the product of (x) the exercise price per Share applicable under the corresponding Continued Stock Option immediately prior to the Effective Time, expressed in Euros converted using the Closing Date Exchange Rate, multiplied by (y) the number of Shares covered by such Continued Stock Option immediately prior to the Effective Time, divided by (ii) the number of Parent Shares covered by such Adjusted Award immediately following the Effective Time. For purposes of this Section 2.04(b), the exercise price applicable under each Continued Stock Option and the Merger Consideration shall be converted into Euros using the average of the exchange rates to convert one U.S. dollar into one Euro over the 20 consecutive trading days immediately preceding the Effective Time as published by the European Central Bank (the “Closing Date Exchange Rate”). The “Exercise Trading Price”shall equal the closing price of a Parent Share as reported on the Frankfurt Stock Exchange and published in the Handelsblatt. For purposes of this Section 2.04, the term “Cash-Out Right” shall mean the right of the holder of a Continued Stock Option to elect, during the 60-day period commencing on the “Change in Control” (as defined in the Stock Option Plans), to receive for each Share then subject to such Continued Stock Option, whether or not vested, an amount equal to the excess, if any, of the Change in Control Price (as defined in the Stock Option Plans) over the exercise price per Share applicable under the corresponding Continued Stock Option immediately prior to the Effective Time, in settlement and cancellation of each such Continued Stock Option, subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law.

      (c) All administrative and other rights and authorities granted under the Stock Option Plans to the Company, the Board of Directors of the Company or any committee or designee thereof shall, following the Effective Time, reside with Parent. Prior to the Effective Time, the Company shall take all actions, including amending the Stock Option Plans as required, necessary or appropriate to (i) preclude the grant of any options or other equity rights or awards under any of the Stock Option Plans from or after the Effective Time and (ii) permit the conversion of the Continued Stock Options in accordance with Section 2.04 (b).

      SECTION 2.05.     Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions with respect to the Company’s Employee Stock Purchase Plan as may be necessary or appropriate (i) to preclude the commencement of any new “Offering,” as defined thereunder, from or after the Effective Time, (ii) to terminate any current Offering no later than the last payroll date immediately preceding the Effective Time and cause all then outstanding options to purchase Shares in such Offering to be exercised on such payroll date for the purchase of Shares and (iii) to release from any “Holding Period,” as defined in the Employee Stock Purchase Plan, all Shares that have been purchased pursuant to the Employee Stock Purchase Plan prior to, and are outstanding as of, the Effective Time (the “ESPP Shares”), including the Shares purchased pursuant to this Section 2.05. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each then outstanding ESPP Share shall be converted into and shall become the right to receive the Merger Consideration, without interest, pursuant to Section 2.01(c), subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions as may be necessary or appropriate so that the Employee Stock Purchase Plan and any and all rights under any provisions thereof shall terminate as of the Effective Time, without any action on the part of the Company or any other Person.

      SECTION 2.06.     Stock Units. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions as may be necessary to ensure that each stock unit (a “Stock Unit”) that was granted under the Company’s Amended and Restated Management Deferred Compensation Plan or the Amended and Restated Director Deferred Compensation Plan (the “Deferred Compensation Plans”) and that is outstanding at the Effective Time shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, equal to the Merger Consideration (in the aggregate, the “Stock Unit Consideration”). Each participant in the Deferred Compensation Plans who has, prior to the date hereof, elected to receive his or her “Account Balances,” as defined thereunder, upon a “Change in Control,” as defined thereunder, shall receive prompt payment of the Merger Consideration for his/her Stock Units and the then value of his/her remaining Account Balances, subject to applicable income and employment tax withholding amounts and other statutory social charges (if any) required to be withheld by the Company or any of its Subsidiaries under any applicable law. With respect to each other participant in the Deferred Compensation Plans, the Merger Consideration for his/her Stock Units shall be transferred to the “rabbi” trust established and in effect as of the date hereof for the applicable Deferred Compensation Plan and credited to his/her Cash Account, as defined thereunder, and remain subject to the terms and conditions of the applicable Deferred Compensation Plan. The Company shall not permit any participant in the Deferred Compensation Plans to select or change his/her “Change in Control Payment Method” (as defined in the Deferred Compensation Plans) after the date hereof. Prior to the Effective Time, the Board of Directors of the Company and the Company’s chief executive officer shall take such actions as may be necessary so that, from and after the Effective Time, the Plan Administrator of each Deferred Compensation Plan shall be one or more persons selected by the Surviving Corporation or its designee. Prior to the Effective Time, the Company shall take all actions necessary or appropriate to preclude the grant or allocation of any stock units or other equity rights or awards under any of the Deferred Compensation Plans with respect to compensation earned after December 31, 2003. The Company shall use its reasonable best efforts to obtain the consents of individuals which may be required for amendments to, or changes in, the Deferred Compensation Plans. Upon execution of the Consent set forth in Section 2.06 of the Company Disclosure Schedule and designation of the post-Effective Time Plan Administrator in accordance with this Section 2.06, and after making the efforts to obtain consents required by the immediately preceding sentence, the Company shall be deemed to have taken all actions required by this Section 2.06.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth with respect to a specifically identified representation and warranty referenced in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure on the Company Disclosure Schedule that such disclosure should qualify such other representation and warranty; or (ii) disclosed in the Company SEC Reports (as defined in Section 3.05(a)) filed prior to the date of this Agreement, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

      SECTION 3.01.     Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation or other entity in good standing under the laws of its jurisdiction of formation, with all corporate or other power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any such failures to be so qualified and in good standing have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.11). The Company has heretofore made available to Parent and Merger Sub accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than in the Company’s Subsidiaries.

      SECTION 3.02.     Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 Shares and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on December 8, 2003: 97,038,492 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and 10,987,984 Shares were held in the Company’s treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 11,544,510 Shares. Since such date, the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any options, warrants or rights or entered into any other agreements or commitments to issue any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Company Disclosure Schedule contains a true, accurate and complete list, as of December 8, 2003, of the name of each Existing Stock Option or Stock Unit holder, the number of outstanding Existing Stock Options or Stock Units held by such holder, the grant date of each such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price. Except for the Existing Stock Options and the Stock Units and for the Company’s obligations under the Rights Agreement, dated as of August 15, 1996 (the “Rights Agreement”), between the Company and Wells Fargo Bank of Arizona, N.A., as rights agent, and under the Company’s Employee Stock Purchase Plan, and except for the transactions contemplated by this Agreement, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

      (b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock or other equity interest of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company’s Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

      SECTION 3.03.     Authority for this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, except for the Required Company Vote (as defined in Section 3.19), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or any of its Affiliates or stockholders are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to completion of the Merger, the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

      SECTION 3.04.     Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or applicable foreign antitrust or competition laws (“Foreign Antitrust Laws”), (ii) for the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (iii) for the applicable requirements under the DGCL, (c) require any consent, waiver or approval under or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.15), (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of clauses (b), (c) and (d) for any of the foregoing that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 3.05.     Reports; Financial Statements. (a) Since January 1, 2001, the Company has timely filed with the U.S. Securities and Exchange Commission (“SEC”) all forms, reports, schedules, proxy statements, registration statements and other documents required to be filed by it (the “Company SEC Reports”). As of their respective dates, all of the Company SEC Reports complied in all material respects with all applicable requirements of the Exchange Act or the U.S. Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis (except in the case of unaudited statements, as otherwise permitted by the rules and regulations of the SEC and described in the notes included therewith) and fairly present the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein, except as specifically provided in the notes thereto (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which were, or are anticipated to be, individually or in the aggregate, material in amount).

      (c) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case, that is required by U.S. GAAP to be set forth on a consolidated balance sheet of the Company or related financial statement footnotes, except for (i) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby, (ii) liabilities and obligations reflected on the consolidated balance sheet of the Company and its Subsidiaries as of September 27, 2003 included in the Company SEC Reports and (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 27, 2003 which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 3.06.     Absence of Certain Changes. Since December 31, 2002, (x) there has not been any Material Adverse Effect, (y) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement, and (z) neither the Company nor any of its Subsidiaries has taken any of the following actions:

(a) acquired or redeemed, directly or indirectly, or amended any Company Securities (including the Rights) or Subsidiary Securities;

(b) split, combined or reclassified its capital stock or declared, set aside, made or paid any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than (i) quarterly cash dividends paid by the Company on the Shares in the ordinary course of business and (ii) cash dividends paid by a Subsidiary of the Company on its capital stock to the Company or any of its Subsidiaries;

(c) adopted any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

(d) incurred or assumed any debt except for short-term debt incurred in the ordinary course of the business;

(e) except as required by applicable law or pursuant to any collective bargaining or other labor agreement, entered into, amended, or extended any collective bargaining or other labor agreement;

(f) consummated or entered into an agreement for any acquisition, by means of merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more (inclusive of assumed debt), except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice;

(g) entered into any indemnification agreement with any director, officer or employee;

(h) changed any of the accounting methods, principles or practices used by it except as required by U.S. GAAP; or

(i) agreed in writing or otherwise to take any of the foregoing actions.

      SECTION 3.07.     Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed and at the time of the Company Stockholder Meeting (as defined in Section 6.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

      SECTION 3.08.     Brokers. No Person (other than Goldman, Sachs & Co. (the “Company Financial Advisor”)), a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries or any of their respective officers, directors or employees.

      SECTION 3.09.     Employee Benefit Matters. (a) For purposes of this Agreement, the term (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, (ii) “ERISA Affiliate” means any trade or business, whether or not incorporated, which, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, (iii) “Company Plan” means any Plan (x) maintained, sponsored or contributed to by the Company or any ERISA Affiliate or (y) to which the Company or any ERISA Affiliate (1) has any obligation to contribute, (2) is a party or is otherwise bound or (3) otherwise has any material liability (whether absolute or contingent and including any material liability arising out of an indemnification, guarantee, hold harmless, joint and several or similar obligation) and (iv) “Plan” means any “employee benefit plan,” within the meaning of ERISA, whether or not subject to ERISA, and any employment, consulting, severance, termination, change in control, retention, deferred or incentive compensation, bonus, commission, stock option or other equity-based or equity-valued, vacation, fringe or other material employee or retiree benefit or compensation plan, program, arrangement, policy, agreement or commitment.

      (b) Each Company Plan has been operated and administered, and is, in compliance with its terms and all applicable laws, rules, regulations and interpretations, except for any failure to so operate or administer or comply in any respect that would result in any material liability or obligation of the Company or any of its Subsidiaries.

      (c) Neither the Company nor any of its Subsidiaries has incurred or is reasonably expected to incur, either directly or indirectly (including as a result of any indemnification, guarantee, hold harmless, joint and several or similar obligation), any material liability under or pursuant to any provision of Title I or IV of ERISA, the penalty, excise tax or joint and several liability provisions of the Code relating to Plans or any comparable laws, rules, regulations or interpretations of an applicable non-U.S. jurisdiction and, to the knowledge of the Company, no event, transaction or condition has occurred or exists or is reasonably expected to occur or exist which would result in any such liability to the Company or any of its Subsidiaries or, following the Effective Time, Parent or any of its Subsidiaries.

      (d) No Company Plan has an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code; provided, however, that any multi-employer pension plan to which the Company contributes is excepted from this representation.

      (e) With respect to each Company Plan, (i) the Company and its Subsidiaries have paid, on a timely basis, all contributions, premiums and expenses due and have adequately and properly accrued all such amounts not yet due but accrued, (ii) except for the Company’s Future Security Plan (which is a cash balance plan, as to which favorable determination letters are not currently available), each Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, and (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan.

      (f) No deduction for federal income tax purposes has been or is expected by the Company to be disallowed for any amount paid or payable or benefit to be provided by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 280G of the Code.

      (g) No Company Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity and, to the knowledge of the Company, no such Person is contemplating any such investigation.

      (h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, solely or together with any other event (whether contingent or otherwise), will (i) result in the payment or series of payments or the provision of benefits to any Person of any “excess parachute payments” within the meaning of Section 280G of the Code, (ii) entitle any Person to any increased or modified benefit or payment, (iii) increase the amount of, or accelerate the time for payment, vesting or funding of, any compensation or benefit, including any equity-based compensation or benefit.

      (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labor union or labor organization applicable to employees of the Company or any of its Subsidiaries. There are no labor unions or other organizations representing any employee of the Company or any of its Subsidiaries and, to the Company’s knowledge, there has not been any union organizing activities of such employees.

      (j) Neither the Company nor any of its Subsidiaries has violated any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, except for such violations which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 3.10.     Litigation, etc. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against or relating to the Company or any of its Subsidiaries that involves a claim against the Company or any of its Subsidiaries in excess of $500,000 or that, individually or in the aggregate, has had or, if adversely determined, is reasonably likely to have a Material Adverse Effect, and, to the Company’s knowledge, there is no basis for any claim, action, suit, proceeding or investigation that, if adversely determined, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 3.11.     Tax Matters. (a) The Company and its Subsidiaries have timely filed all returns and reports relating to material Taxes required to be filed by applicable law with respect to each of the Company and its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, accurate and complete in all material respects. The Company and its Subsidiaries have timely paid all material Taxes attributable to each of the Company and its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed. The Company has made available to Parent and Merger Sub complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of all United States consolidated federal income Tax returns, and any amendments thereto, filed by or on behalf of the Company and its Subsidiaries for the taxable years ending 2001 and 2002.

      (b) The Company and its Subsidiaries have made adequate provisions in accordance with U.S. GAAP appropriately and consistently applied to each of the Company and its Subsidiaries in the consolidated financial statements included in the Company SEC Reports for the payment of all material Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such material Taxes is disputed.

      (c) All federal, state, local and foreign Tax returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 1996. There is no written claim or assessment pending, and, to the best of the Company’s knowledge, there is no claim threatened against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and none of the Company or any of its

Subsidiaries knows of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

      (d) The Company and each of its Subsidiaries have withheld from payments to their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws.

      (e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws other than provisions of employee withholding.

      (f) There is no contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a party, other than a group the common parent of which is the Company.

      (g) No written claim has ever been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction with respect to any period that is not closed to assessment.

      (h) Neither the Company nor any of its Subsidiaries is a United States Real Property Holding Corporation (“USRPHC” within the meaning of Section 897 of the Code) and none was a USRPHC on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.

      (i) The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

      (j) To the Company’s knowledge, each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

      (k) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the U.S. Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

      (l) The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

      (m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

      (n) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever (together with any interest, penalties, directly related liabilities, fines or additions to tax that may become payable in respect thereof) imposed by any country, state, county, provincial or local government or subdivision or agency thereof.

      SECTION 3.12.     Compliance with Law. The Company and its Subsidiaries and their personnel and operations are, and have been, in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations. The Company and its Subsidiaries have all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of such material Permits.

      SECTION 3.13.     Environmental Matters. (a) The Company, each of its Subsidiaries, and their properties, assets and operations have been at all times, and are, in compliance in all material respects with all applicable Environmental Laws. The Company and each of its Subsidiaries has obtained all material Permits that are required with respect to the operation of its business, property and assets under such Environmental Laws, all such material Permits are in full force and effect, all required applications for renewal have been timely filed, and there are no proceedings pending or, to the knowledge of the Company, threatened in writing to modify or revoke any such Permit.

      (b) There are no past or present conditions or circumstances at the current or, to the knowledge of the Company, former properties or assets, or arising out of the operations, of the Company or any of its current or, to the knowledge of the Company, former Subsidiaries, including without limitation a Release or threatened Release of any Hazardous Substance, whether on-site or off-site, which are reasonably anticipated to require notification, investigation or remediation or to impose material liabilities or obligations on the Company or its Subsidiaries pursuant to Environmental Laws.

      (c) Neither the Company nor any of its Subsidiaries has received any written notice, written request for information, complaint or administrative or judicial order, and there is no investigation, action, suit or proceeding pending or, to the knowledge of the Company, threatened in writing, alleging or asserting material liability or potential liability against the Company or any of its Subsidiaries under any Environmental Law or arising from or related to a Release or threatened Release.

      (d) The Company is not required to make any notifications, registrations, and filings pursuant to any Environmental Disclosure Requirements applicable to its assets and the assets of its Subsidiaries.

      (e) For purposes of the foregoing, (i) “Environmental Law” means any statute, law (including common law), ordinance, rule, regulation, requirement, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (A) the protection or preservation of the environment, worker health and safety, human health as it relates to the environment or natural resources, (B) Releases or threatened Releases, (C) the generation, processing, labeling, distribution, registration, management, manufacture, import, export, use, treatment, handling, storage, disposal, transportation, or recycling of, or exposure to, any Hazardous Substance or (D) the presence of asbestos or asbestos-containing material, polychlorinated biphenyls, or other Hazardous Substance in a building, facility, fixture or other structure (including the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act, Toxic Substances Control Act, Hazardous Materials Transportation Act, and Occupational Safety and Health Act, in each case as amended, the state counterparts thereof and regulations issued thereunder); (ii) “Hazardous Substance” means any pollutant, contaminant, or toxic, hazardous or dangerous waste, substance, material, or agent that is identified or regulated as such under any Environmental Law (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, vinyl chloride or vinyl chloride-containing-material, polychlorinated biphenyls or urea formaldehyde foam insulation); (iii) “Release” means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the environment; and (iv) “Environmental Disclosure Requirements” means any Environmental Laws requiring notification of the buyer of real property, or notification, registration, or filing with any governmental agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or Release into the environment, or the use, disposal, or handling of Hazardous Substance on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.

SECTION 3.14.     Intellectual Property.

      (a) Section 3.14 of the Company Disclosure Schedule sets forth a complete and correct list of the following categories of Company Owned Intellectual Property: (A) registered and material unregistered Trademarks; (B) Patents (including issued and applications therefor); (C) registered Copyrights; (D) material Software (other than commercial “shrink wrap” software). Section 3.14 of the Company Disclosure Schedule also separately lists (E) all material agreements under which Company or any of its Subsidiaries use Company Licensed Intellectual Property and (F) all material agreements under which any of Company or any of its Subsidiaries has licensed to others the right to use Company Intellectual Property, in each case, specifying the parties to the agreement, the Intellectual Property that is licensed, and whether the license is exclusive or non-exclusive.

      (b) The Company Intellectual Property constitutes all of the Intellectual Property that is material or necessary to the business of the Company or any of its Subsidiaries, in each case, as such business is currently conducted by the Company or its Subsidiaries; except for Intellectual Property that the Company and its Subsidiaries could discontinue to use without such a discontinuation having, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries own, or license or otherwise possess legally enforceable rights, free and clear of any liens, to use the Company Intellectual Property, except to the extent that the failure to have any such rights has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      (c) The Company and its Subsidiaries have taken reasonable and appropriate steps to protect the material Company Owned Intellectual Property in all jurisdictions in which each of the Company and its Subsidiaries does a material amount of business, and any registrations for material Company Owned Intellectual Property, including for such material Patents, Trademarks, and Copyrights, are registered in the name of the Company or its Subsidiaries, as the case may be, and, to the Company’s knowledge, registrations for material Company Owned Intellectual Property are valid and subsisting.

      (d) To the Company’s knowledge, each of the Company and its Subsidiaries has secured valid written assignments of rights from all consultants and employees who contribute or have contributed to the creation or development of material Company Owned Intellectual Property (other than such rights that the Company owns by operation of law).

      (e) The Company and its Subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of all material Trade Secrets that comprise any part of the Company Intellectual Property, and, to the Company’s knowledge, there are no unauthorized uses, disclosures or infringements of (i) any such Trade Secrets by any third party or (ii) any Trade Secrets of a third party by the Company or any of its Subsidiaries.

      (f) There is no pending (or, to the knowledge of the Company, threatened) assertion or claim and there has been no such assertion or claim in the last three years: (i) challenging the validity or enforceability of, or contesting the Company’s or its Subsidiaries’ rights with respect to, any of the Company Owned Intellectual Property; (ii) challenging the Company’s or its Subsidiaries’ rights to use the Company Licensed Intellectual Property or the validity or enforceability of the agreement relating thereto; or (iii) asserting that the Company’s or its Subsidiaries’ use or exploitation of any Company Intellectual Property or its or their provision of goods and services in their respective businesses as currently conducted infringes upon, misappropriates, violates or conflicts in any way with the rights of any third party (including rights in Intellectual Property); and, in each case, to the knowledge of the Company, there are no grounds for any such assertion or claim, except where such assertion or claim, in each case, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property of any third party.

      (g) Neither the Company, nor its Subsidiaries has or have given or received any notice of default or any event which with the lapse of time would constitute a default under any agreement relating to Company Intellectual Property; neither the Company, nor its Subsidiaries, nor, to their knowledge, any other party, currently is in default with regard to any agreement relating to Company Intellectual Property, and there exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by the Company or its Subsidiaries under any agreement relating to the Company Intellectual Property, or would give any person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any lien, in each case, except where such default would not have a Material Adverse Effect.

      (h) To the Company’s knowledge, there are no unauthorized uses, disclosures, infringements, or misappropriations by any third party of any Company Owned Intellectual Property or any breaches by any third party of any licenses or agreements involving Company Owned Intellectual Property, except where such actions would not have, individually or in the aggregate, a Material Adverse Effect.

      (i) To the Company’s knowledge, all use or disclosure of confidential and/or proprietary information not owned by the Company or its Subsidiaries in the course of conducting their respective businesses has been in accordance with an agreement between the Company or its Subsidiaries and the owner of such confidential and/or proprietary information.

      (j) To the Company’s knowledge, the Company has obtained all necessary consents from customers with regard to the Company’s collection and dissemination of personal customer information in accordance with any applicable privacy policy published or otherwise communicated by the Company. The Company’s practices regarding the collection and use of personal customer information are and have been in compliance in all material respects with such privacy policies.

      (k) As used in this Agreement, (i) “Company Intellectual Property” means (A) the Company Owned Intellectual Property and (B) the Company Licensed Intellectual Property;

(ii) “Company Licensed Intellectual Property” means all Intellectual Property other than Company Owned Intellectual Property that is used under license or otherwise used by the Company or its Subsidiaries as of the Closing Date;

(iii) “Company Owned Intellectual Property” means Intellectual Property owned by the Company or its Subsidiaries as of the Closing Date; and

(iv) “Intellectual Property” means any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including, without limitation, such rights in and to: (A) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names, business names and domain names (the “Trademarks”); (B) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (C) works of authorship (the “Copyrights”); (D) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”) ; (E) computer software, data files, source and object codes, user interfaces, manuals, databases and other specifications and documentation (collectively, “Software”); (F) mask works;

(G) moral rights; (H) claims, causes of action or defenses relating to the enforcement of any of the foregoing; and (I) the goodwill associated with the foregoing.

      SECTION 3.15.     Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) any contract or agreement that involves or is anticipated to involve aggregate payments of more than $10,000,000 in any year, or more than $25,000,000 over the life of the contract (other than purchase orders), (c) to the Company’s knowledge, any contract or agreement which contains a non-competition covenant that precludes the Company or any of its Affiliates from operating in any line of business or in any geographic location or (d) any standstill agreement that restricts the Company or any of its Subsidiaries from acquiring the stock or assets of another person (each contract of the type described in this Section 3.15 being referred to herein as a “Material Contract”). Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default, except for such defaults or events, individually or in the aggregate, that have not had and are not reasonably likely to have a Material Adverse Effect.

      SECTION 3.16.     State Takeover Statutes Inapplicable. Section 203 of the DGCL is inapplicable to this Agreement, the Merger and the transactions contemplated hereby, assuming the accuracy of the representation and warranty contained in Section 4.07. No other takeover statute is applicable to this Agreement, the Merger or the transactions contemplated hereby.

      SECTION 3.17.     Rights Agreement. The Company has irrevocably taken all necessary action, including, without limitation, amending the Rights Agreement, with respect to all of the outstanding rights issued pursuant to the Rights Agreement (the “Rights”), (a) to render the Rights Agreement inapplicable to this Agreement and the Merger, (b) to ensure that (i) Parent and Merger Sub, or either of them, are not deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of the execution of this Agreement or the consummation of the Merger pursuant to the Rights Agreement and (ii) no Shares Acquisition Date or Distribution Date (as such terms are defined in the Rights Agreement) occurs by reason of the execution and delivery of this Agreement or the consummation of the Merger, (c) so that the Company will have no obligations under the Rights or the Rights Agreement in connection with the Merger and the holders of Shares will have no rights under the Rights or the Rights Agreement in connection with the Merger, and (d) the Rights expire immediately prior to the Merger. The Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been previously provided to Parent.

      SECTION 3.18.     Opinion of Financial Advisor. The Company Financial Advisor has provided to the Board of Directors of the Company its opinion, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Shares from a financial point of view (the “Fairness Opinion”). The Company will receive a written copy of the Fairness Opinion (as of the date of the Agreement) prior to the filing of the Proxy Statement in preliminary form with the SEC and will provide Parent with a true and complete copy of the Fairness Opinion promptly upon receipt thereof.

      SECTION 3.19.     Required Vote of Company Stockholders. The only vote of the stockholders of the Company required to adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares as of the record date for the Company Stockholder Meeting (the “Required Company Vote”). No other vote of the stockholders of the Company is required by law, the Restated Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and approve the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

      Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

      SECTION 4.01.     Organization and Qualification. (a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned indirectly by Parent.

      (b) Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States or any other jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

      SECTION 4.02.     Authority for this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceeding on the part of Parent or Merger Sub or any of their respective Affiliates or stockholders is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

      SECTION 4.03.     Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and Foreign Antitrust Laws, (ii) for the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) for the applicable requirements under the DGCL or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have, individually or in the aggregate, a Parent Material Adverse Effect, (c) require any consent, waiver or approval under or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not have, individually or in the aggregate, a Parent Material Adverse Effect or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of their respective assets are bound, except in the case of clauses (b) and (c) for any of the foregoing that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

      SECTION 4.04.     Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

      SECTION 4.05.     Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly so advise the Company and give the Company such information as is necessary so that such event may be so described in such an amendment or supplement promptly filed with the SEC.

      SECTION 4.06.     Capital Resources. On or prior to the Closing Date, Parent will, or will cause Merger Sub to, have sufficient cash to provide for payment of the aggregate amounts payable in connection with the transactions contemplated by this Agreement.

      SECTION 4.07.     Ownership of Shares. Neither Parent nor any of its Subsidiaries (i) owns, directly or indirectly, any Shares or (ii) is a party to any contract, agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares, other than pursuant to this Agreement.

      SECTION 4.08.     Brokers. No Person (other than Rothschild Inc.) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Parent or any of its Subsidiaries or any of their officers, directors or employees.

      SECTION 4.09.     Litigation, etc. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Parent or Merger Sub, threatened against or relating to Parent or any of its Subsidiaries that involves a claim against Parent or any of its Subsidiaries that, individually or in the aggregate, has had or, if adversely determined, is reasonably likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 5.01.     Conduct of Business of the Company. Except as expressly contemplated by this Agreement or Section 5.01 of the Company Disclosure Schedule, required by applicable law or as may be agreed in writing by Parent (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, will maintain and will cause each of its Subsidiaries to maintain insurance in such amounts and of such kinds comparable to that in effect on the date hereof (with insurers of substantially the same or better financial condition), and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or Section 5.01 of the Company Disclosure Schedule or required by applicable law, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company will not and will not permit any of its Subsidiaries to:

(a) issue, sell or grant options or rights (including any options or rights under the Employee Stock Purchase Plan) to purchase, pledge or receive, or authorize or propose the issuance, sale or grant of options or rights to purchase, pledge or receive any Company Securities or Subsidiary Securities, other than the issuance of Shares upon exercise of Existing Stock Options or the settlement of Stock Units or purchase of Shares under the Employee Stock Purchase Plan with respect to the Offering pending as of the date of this Agreement;

(b) acquire or redeem, directly or indirectly, or amend any Company Securities (including the Rights) or Subsidiary Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than (i) cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock and (ii) regular quarterly cash dividends paid by the Company with respect to the Shares, not in excess of $ 0.09 per Share, with usual declaration, record and payment dates in accordance with past practice);

(d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more (inclusive of assumed debt), except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend or extend any Material Contract or grant any release or relinquishment of any rights under any Material Contract (for purposes of this Section 5.01 (d) (ii) only, the term Material Contract shall include any contract or agreement that involves or is anticipated to involve aggregate payments of more than $ 7,500,000 in any year or more than $20,000,000 over the life of the contract);

(e) incur or assume any debt except for short-term debt incurred in the ordinary course of business consistent with past practice;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to the Company or wholly-owned Subsidiaries of the Company;

(g) make any capital expenditures other than in accordance with the Company’s annual budget as previously disclosed to Parent or expenditures that do not, individually or in the aggregate, exceed $5,000,000;

(h) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of the Company);

(i) change any of the accounting methods, principles or practices used by it except as required by U.S. GAAP;

(j) make any material Tax election or settle or compromise any material federal, state or local income Tax liability;

(k) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

(l) grant or pay any stock related performance or similar awards or bonuses other than any awards or bonuses payable for fiscal year 2003 in cash and in the ordinary course of business consistent with past practice pursuant to Company Plans in effect on the date hereof;

(m) forgive or extend any loans to employees, officers or directors or any of their respective Affiliates or Associates (as defined in Section 9.11);

(n) enter into or adopt any new, or amend any existing Plan, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to individuals who are not executive officers or directors of the Company in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

(o) terminate without “Cause” any of the Management Contract Parties or cause or knowingly allow any event or condition to occur or exist that would give any such Management Contract Party “Good Reason” to terminate his or her employment (as such terms are defined in the Change of Control Agreement in effect as of the date of this Agreement between the Company and such Management Contract Party);

(p) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any Plan, except as required by the Company Plans currently in effect;

(q) except as required by applicable law or pursuant to any collective bargaining or other labor agreement currently in effect, enter into, amend, or extend any collective bargaining or other labor agreement;

(r) adopt, amend or terminate any Plan or any other bonus, severance, insurance, pension or other employee benefit plan or arrangement;

(s) settle or agree to settle any suit, action, claim, proceeding or investigation that is material to the Company (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities to the extent reflected or reserved against in the financial statements as at September 27, 2003, payable with insurance or incurred in the ordinary course of business subsequent to that date;

(t) except as specifically permitted by Section 6.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the parties to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(u) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Stockholder Meeting; or

(v) agree in writing or otherwise to take any of the foregoing actions.

      SECTION 5.02.     Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities and, subject to applicable law and existing confidentiality agreements, to all books and records of the Company and its Subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company’s officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, provided that no investigation pursuant to this Section 5.02 shall affect or be deemed to modify any of the representations or warranties made by the Company.

      (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent, (i) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company’s SEC filings, which (in the case of this clause (ii)), shall be in accordance with the books and records of the Company.

      (c) Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated September 16, 2003 (the “Confidentiality Agreement”).

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.01.     Preparation of the Proxy Statement; Stockholders Meeting. (a) The Company will, as promptly as practicable following the date of this Agreement, prepare and file with the SEC the Proxy

Statement in connection with the vote of the stockholders of the Company with respect to the Merger in preliminary form and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto, to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall promptly provide any information or responses to comments or other assistance reasonably requested in connection with the foregoing. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent.

      (b) The Company shall take all lawful action to (i) cause a special meeting of its stockholders (such meeting or any adjournment thereof, the “Company Stockholder Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement, and the Merger, and (ii) solicit proxies from its stockholders to obtain the Required Company Vote for such approval and adoption. The Board of Directors of the Company shall recommend approval and adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and the Merger by the Company’s stockholders and, except as permitted by Section 6.02, the Board of Directors of the Company shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so).

      SECTION 6.02.     Acquisition Proposals. (a) The Company shall not, and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with respect to, or provide any information, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal (as defined below). Notwithstanding the foregoing and subject to compliance with Section 6.02(c) and the prior execution by such Person or group of a confidentiality agreement in no material respect less favorable to the Company than the terms of the Confidentiality Agreement (except that such confidentiality agreement need not contain a standstill provision), the Company may furnish information to or enter into discussions or negotiations with respect to an Acquisition Proposal with any Person or group that has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines is likely to result in a Superior Proposal and that did not result from a breach of this Section 6.02(a) if, and only to the extent that, the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law.

      (b) The Company will promptly (and in any event within 36 hours) notify Parent, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will promptly communicate to Parent the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and any other terms of such request, inquiry or Acquisition Proposal. If, in accordance with the terms of this Section 6.02, the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or Affiliates) participates in discussions or negotiations with, or provides information to, a Potential Acquiror, the Company will keep Parent advised on a current basis of any significant developments with respect thereto.

      (c) The Company will, and will use its reasonable best efforts to cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent,

Merger Sub or any of their respective Affiliates or Associates conducted prior to the date hereof with respect to any Acquisition Proposal.

      (d) Unless and until this Agreement has been terminated in accordance with Article VIII, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Merger as set forth in Section 6.01 unless the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that the failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) redeem the Rights or amend, or take any other action with respect to, the Rights Agreement to facilitate any Acquisition Proposal or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal (other than a confidentiality agreement meeting the criteria described in Section 6.02(a)). Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the stockholders of the Company, the Board of Directors of the Company receives a Superior Proposal, the Board of Directors of the Company may, if it determines in good faith, by resolution duly adopted after consultation with outside legal counsel to the Company, that the failure to do so would be reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law, approve or recommend such Superior Proposal and terminate this Agreement as permitted pursuant to the terms of Section 8.03(b) (and, at its option, concurrently with or immediately after such termination cause the Company to enter into a definitive agreement with respect to such Superior Proposal), but only at a time that is after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors has received a Superior Proposal and providing Parent with the identity of the Potential Acquiror and the terms of such Superior Proposal (attaching, if in writing, the most current version of such proposal or agreement), with the intent of enabling Parent to match such proposal and to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Merger or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Section 203 of the DGCL, any other takeover statute, and the Rights Agreement to be inapplicable to, this Agreement and the transactions contemplated hereby, which approvals and actions are irrevocable.

      (e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from taking any action or making any disclosure required by applicable law.

      (f) For purposes of this Agreement, (i) “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, or at least 20% of the equity interest in, or businesses of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal that (a) if consummated, would result in the third party making such proposal (or, in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring all of the Shares or all of the voting power of the Company and (b) the Board of Directors of the Company has determined in good faith (after consultation with its legal and financial advisors and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by the Board of Directors of the Company, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of such third party to obtain financing for the Acquisition Proposal and taking into account all other legal, financial, regulatory and other aspects of such proposal) is more favorable to the Persons to whom it owes fiduciary duties under applicable laws than the Merger.

      SECTION 6.03.     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

      SECTION 6.04.     Certain Filings. (a) Each of the Company and Parent shall make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the transactions contemplated hereby. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Parent and the Company shall take or undertake all such further action as may be necessary to resolve such objections, if any, as the U.S. Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or jurisdiction (each, a “Government Antitrust Entity”) may assert under relevant antitrust, or competition laws with respect to the transactions contemplated hereby.

      (b) Without limiting the generality of the undertakings pursuant to Section 6.04(a), (i) Parent shall proffer its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or of any United States Subsidiary of Parent, (B) terminate such existing relationships and contractual rights and obligations and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the relevant Government Antitrust Entity giving effect thereto) if such action is likely to be necessary for the purpose of avoiding or preventing any action by any Government Antitrust Entity to seek to restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement prior to the Outside Date (as defined in Section 8.02(a)); (ii) Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (i) of this subsection (b)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Outside Date; (iii) each of the Company and Parent will keep the other informed of any material communication and provide to the other copies of all correspondence, between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 6.04; and (iv) each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meeting or conference with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences. Notwithstanding any of the foregoing, no failure to obtain termination of the waiting period under the HSR Act shall be deemed to be a breach hereunder by the Company. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Government Antitrust Entity relating to its obligations under subsections (b)(i) and (b)(ii) hereof.

      SECTION 6.05.     Public Announcements. Each of Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by the applicable regulations of any relevant stock exchange.

      SECTION 6.06.     Indemnification; Directors’ and Officers’ Insurance. (a) Parent and the Company agree that all rights to indemnification for liabilities, and all limitations with respect to liability, existing in favor of any person included in the ambit of the indemnification provisions in Article IX of the Company’s Restated Certificate of Incorporation or Section 6.7 of the Company’s Bylaws in effect as of the date hereof (an “Indemnified Person”), as provided in the Company’s Restated Certificate of Incorporation or By-laws and any indemnification agreement in effect at the date hereof, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the fullest extent permitted by law; provided, however, that in the event any claim is asserted or made within such six-year period, all such rights, liabilities and limitations in respect of any such claim shall continue until disposition thereof; provided further that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the DGCL, the Company’s Restated Certificate of Incorporation or By-laws or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent.

      (b) Parent or the Surviving Corporation shall maintain the Company’s existing directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent or the Surviving Corporation may substitute therefor policies of substantially similar coverage (including pursuant to Parent’s own policy) and amounts containing terms no less advantageous to such former directors or officers; provided further that, subject to the preceding proviso, if the existing D&O Insurance expires or is canceled during such period, Parent or the Surviving Corporation shall obtain substantially similar D&O Insurance; and provided further that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case, shall purchase as much coverage as possible for such amount. In lieu of maintaining such D&O Insurance, Parent shall have the option to purchase a tail insurance policy providing substantially similar coverage and amounts as provided by the D&O Insurance.

      (c) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.06.

      (d) The rights of each Indemnified Person hereunder shall be in addition to any other rights such Indemnified Person may have under applicable law, agreement or otherwise. The provisions of this Section 6.06 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons, their heirs and representatives.

      SECTION 6.07.     Notification of Certain Matters. The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this

Agreement and prior to the Effective Time, under any Material Contract, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 or which relate to the consummation of the Merger, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any event or occurrence that is, or would reasonably be likely to be, a Material Adverse Effect with respect to it; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 6.08.     Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to, honor, in accordance with their terms all collective bargaining agreements, existing supplemental pension arrangements, existing employment, severance and change of control agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 6.08(a) of the Company Disclosure Schedule. From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to assume expressly and agree to perform each agreement with an individual specified in Section 6.08(a) of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform it if the Merger had not taken place. From and after the Effective Time, Parent will cause the Surviving Corporation to honor all obligations in respect of commitments or elections made by members of the Company’s Board of Directors prior to the date of this Agreement under the Directors’ Charitable Award Program.

      (b) From and after the Effective Time and until December 31, 2005, Parent will cause the Surviving Corporation and its Subsidiaries to honor, the Company’s Separation Pay Plan in Event of a Change in Control and the Company’s Enhanced Severance Pay Plan for Terminated Employees (the “Severance Plans”) and the Deferred Compensation Plans, as such plans exist on the date hereof (except that there will be no Stock Unit Accounts under the Deferred Compensation Plans).

      (c) From and after the Effective Time and until December 31, 2005, Parent will cause the Surviving Corporation and its Subsidiaries to provide to those individuals who are employed by any such entity at the Effective Time and who are not covered by a collective bargaining agreement with (i) an annual salary or hourly wage rate, as applicable, and annual cash bonus opportunities that are no less favorable to such individuals than the salary or wage rate and annual cash bonus opportunities provided to each such individuals by the Company or its Subsidiaries immediately prior to the Effective Time and (ii) employee compensation and benefit plans (including retiree medical plans) no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries (excluding for these purposes the Stock Option Plans, Employee Stock Purchase Plan, the provision of a Stock Unit Account in the Deferred Compensation Plans and any other equity based arrangement).

      (d) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries (who are not covered by a collective bargaining agreement) prior to the Effective Time to be taken into account for vesting and eligibility and benefit accrual purposes under employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plan for those purposes; provided, however, that such service shall not be credited for benefit accrual purposes to the extent that such credit would result in recognition of the same period of service under duplicate Plans. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or their Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent will, and will cause its Subsidiaries and the Surviving Corporation and its Subsidiaries to, give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

      (e) The Company and its Subsidiaries will consult with Parent with respect to any communication (written, electronic or oral) intended to be broadly circulated, or available generally, to any of their respective employees relating to the transactions contemplated hereby and will provide Parent with a reasonable opportunity to comment.

      (f) The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a “Change in Control” for all purposes of all Company Plans. The parties further agree that for purposes of this Section 6.08(f), the term “Change in Control” shall include all equivalent terms as required by context (by way of illustration and not limitation, “Change of Control”).

      SECTION 6.09.     Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Merger Sub copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be permitted by the rules and regulations of the SEC and as indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which are anticipated to be, individually or in the aggregate, material in amount).

      SECTION 6.10.     Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on the Merger.

      SECTION 6.11.     Non-Confidentiality of Tax Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all Persons without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby beginning on the earliest of (i) the date of the public announcement by the parties of discussions relating to the transactions contemplated hereby; (ii) the date of public announcement by the parties of the transactions contemplated hereby or (iii) the date of the execution of this Agreement; provided, however, that nothing in this Section 6.11 shall permit either party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identify of the parties and any information that could lead another to determine the identity of the parties), or (B) any other information to the extent that such disclosure could result in a violation of any securities law.

      SECTION 6.12.     Continuity of Operations in Scottsdale; Management Team. (a) Parent acknowledges and agrees that it is Parent’s current intention for the Surviving Corporation to maintain its headquarters, and a substantial presence, in Scottsdale, Arizona.

      (b) Parent acknowledges and agrees that it is Parent’s current intention that the current senior executive officers of the Company, including Mr. Herbert M. Baum as Chief Executive Officer, will continue to serve in their respective positions with the Surviving Corporation.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 7.01.     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

(a) The agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement shall have been adopted by the Required Company Vote;

(b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and

(c) No statute, rule, regulation, executive order, judgment, decree or injunction that prohibits the consummation of the Merger or makes such consummation illegal shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Merger Sub or the Company and continue to be in effect.

      SECTION 7.02.     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable law:

(a) The representations and warranties of the Company contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement, to the extent qualified by materiality (including a Material Adverse Effect qualification), shall have been true in all respects and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true in all respects, or true in all material respects, as the case may be, only as of the specified date), provided, however, that the condition set forth in this Section 7.02(a) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct in the aggregate would not be reasonably expected to have a Material Adverse Effect.

(b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing, except where the failure to so perform or comply, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) (i) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 7.01(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect).

(ii) There shall not be pending any suit, action or proceeding that is reasonably likely to be adversely determined and that (A) seeks to restrain or prohibit the consummation of the Merger or to unwind the Merger after it has been consummated or (B) seeks to obtain from Parent any damages that would be reasonably expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Parent and its Subsidiaries (which for these purposes shall be deemed to include the Company and its Subsidiaries as though the Merger had been completed), taken as a whole.

(e) The aggregate number of Dissenting Shares as of the Closing Date shall be less than 10% of the total number of Shares outstanding as of such date.

(f) Since the date hereof, there shall not have been any state of facts, circumstance, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

      SECTION 7.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a) The representations and warranties of Parent contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Parent pursuant to this Agreement, to the extent qualified by materiality (including a Material Adverse Effect qualification), shall have been true in all respects and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true in all respects, or true in all material respects, as the case may be, only as of the specified date), provided, however, the conditions set forth in this Section 7.03(a) shall be deemed to be satisfied so long as the failure of all such representations and warranties to be true and correct in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(b) Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing, except where the failure to so perform or comply, in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of Parent, certifying as to the fulfillment of the conditions specified in Section 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

      SECTION 8.01.     Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Required Company Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

      SECTION 8.02.     Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by July 14, 2004 (the “Outside Date”); provided, however, that if either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Outside Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond November 30, 2004 if it in good faith believes such consent, registration, approval, permit or authorization can be obtained by such date;

(b) upon a vote duly taken at the Company Stockholder Meeting or at any adjournment or postponement thereof the Required Company Vote shall not have been obtained;

(c) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.02(c) shall have used its reasonable best efforts to contest and remove such order, decree, ruling or action and shall not be in violation of Section 6.03 or 6.04; or

(d) any Governmental Entity shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Sections 7.01(b), and 7.02(d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

      SECTION 8.03.     Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if (a) there is a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.03(a) or 7.03(b), which has not been cured (or is not capable of being cured) within 15 Business Days following receipt by Parent of written notice of such breach; or (b) prior to the adoption of this Agreement by the stockholders of the Company, (i) the Company has complied with its obligations under Section 6.02, (ii) the Company has given Parent at least three Business Days’ advance written notice that it intends to terminate this Agreement in order to recommend or accept a Superior Proposal or to enter into an agreement for a transaction that constitutes a Superior Proposal, attaching the most current version of such proposal or agreement to such notice, (iii) the Company’s Board of Directors, after taking into account any modifications to the transactions contemplated by this Agreement that Parent has then proposed, has determined that such proposal is and continues to be a Superior Proposal and (iv) concurrently with the effectiveness of such termination, the Company pays to Parent the Termination Fee in accordance with Section 8.06.

      SECTION 8.04.     Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) the Board of Directors of the Company, whether or not permitted to do so by this Agreement, shall have (i) withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger, (ii) failed to call the Company Stockholder Meeting in accordance with Section 6.01(b), or (iii) approved, recommended or entered into a definitive agreement with respect to an Acquisition Proposal; or

(b) there is a breach by the Company (i) of any of its material obligations under Section 6.02, or (ii) of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.02(a) or 7.02(b), which (in the case of this clause ii)) has not been cured (or is not capable of being cured) within 15 Business Days following receipt by the Company of written notice of such breach.

      SECTION 8.05.     Effect of Termination and Abandonment. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VIII, this Agreement, except for the provisions of this Section 8.05 and 5.02(c), 8.06 and Article IX (each of which shall survive any such termination), shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.05 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.

      SECTION 8.06.     Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein (including the last sentence of Section 8.05), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

      (b) In the event that (i) (A) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.02(a) or 8.02(b) and (C) within 13 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement or a letter of intent with respect to, or consummates, any Acquisition Proposal (solely for purposes of this Section 8.06(b)(i), the term “Acquisition Proposal” shall have the meaning set forth in the definition of such term in Section 6.02(f) except that the reference to 20% therein shall be deemed a reference to 50%) or (ii) this Agreement is terminated by the Company pursuant to Section 8.03(b) or by Parent pursuant to Section 8.04(a) or 8.04(b)(i), then the Company shall pay Parent a termination fee of $ 110,000,000 (the “Termination Fee”) in immediately available funds by wire-transfer to an account designated by Parent, (x) in the case of a termination by the Company referred to in clause (ii), no later than (and as a condition to the effectiveness of) such termination, (y) in the case of a termination by Parent referred to in clause (ii), within two Business Days after such termination and (z) in the case of a payment as a result of any event referred to in Section 8.06(b)(i)(C), on or prior to the earlier of the date on which the agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated. Notwithstanding anything to the contrary contained in this Agreement, any payment of the Termination Fee pursuant to this Section 8.06 shall represent the sole remedy for any termination of this Agreement requiring such payment and the Company and its Subsidiaries shall have no further liability under this Agreement.

      (c) If the Company fails promptly to pay the Termination Fee in accordance with Section 8.06(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company (or its successor), the Company (or its successor) shall pay to Parent the costs and expenses (including attorneys’ and expert witness fees) incurred in connection with such action, together with interest on the amounts owed (including the Termination Fee) from the date the payment was due under Section 8.06(b) to the date of actual payment at the prime rate of Citibank N.A. in effect from time to time during such period plus two percent.

      SECTION 8.07.     Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

      SECTION 8.08.     Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

      SECTION 9.01.     Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.02.     Entire Agreement; Assignment. (a) This Agreement (including the schedules) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

      (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct, wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties to this Agreement and their respective successors and assigns.

      SECTION 9.03.     Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) in writing by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

      if to Parent or to Merger Sub, to:

Henkel KGaA
Henkelstrasse 67
40191 Düsseldorf
Germany
Attention: General Counsel
Telephone: +49 211 797 4347
Facsimile: +49 211 798 6660

      with a copy to:

Henkel Corporation
2200 Renaissance Blvd., Suite 200
Gulph Mills, PA 19406
Attention: General Counsel
Telephone: +1 610 270 8154
Facsimile: +1 610 270 8219

      and:

Cleary, Gottlieb, Steen & Hamilton
City Place House
55 Basinghall St
London EC2V 5EH
England
Attention: William A. Groll
Telephone: +44 207 614 2200
Facsimile: +44 207 600 1698

      if to the Company, to:

The Dial Corporation
15501 North Dial Boulevard
Scottsdale, Arizona

Attention:	Christopher J. Littlefield,

Senior Vice President and
General Counsel
Telephone: +1 480 754 5267
Facsimile: +1 480 754 5266

      with a copy to:

Skadden Arps Slate Meagher & Flom LLP
One Rodney Square
Wilmington, DE 19801

Attention:	Steven J. Rothschild

Robert B. Pincus
Telephone: +1 302 651 3000
Facsimile: +1 302 651 3001

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

      SECTION 9.04.     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof.

      SECTION 9.05.     Descriptive Headings.     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 9.06.     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except for the provisions of Section 6.06, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 9.07.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      SECTION 9.08.     Enforcement; Jurisdiction. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

      (b) Legal proceedings commenced by any party hereto arising out of any of the transactions or obligations contemplated by this Agreement shall be brought exclusively in federal or state court located in the State of Delaware. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts only for action relating to disputes that may arise in connection with or in relation to the performance of the obligations under this Agreement and further agrees that service of process, summons, notice or document by United States registered mail to its respective address set forth in Section 9.03, or, in the case of Parent, to Henkel Corporation’s address set forth in Section 9.03 (or to such other address for notice that such party has given the other parties notice of in accordance with Section 9.03), shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto irrevocably waives any objection that it now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against any party hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of each of the parties therein described, or by appropriate proceedings under any applicable treaty or otherwise.

      SECTION 9.09.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.10.     Interpretation. (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

      (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      SECTION 9.11.     Definitions. (a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

      (b) “beneficial ownership” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

      (c) “Business Day” shall mean a day on which banks are open for business in Scottsdale, Arizona, and Düsseldorf, Germany.

      (d) “know” or “knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers.

      (e) “Material Adverse Effect” shall mean any state of facts, circumstance, change, development, effect, condition or occurrence that has been or would reasonably be expected to (i) be material and adverse to the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) directly or indirectly, prevent or materially impede or delay the consummation of the Merger; provided, however, that (I) any state of facts, circumstance, change, development, effect, condition or occurrence relating to (x) the economy or financial markets as a whole or (y) the laundry, personal care, air fresheners or food products industries generally, and not specifically relating to, or disproportionately affecting, the Company or its Subsidiaries shall not constitute a Material Adverse Effect, and (II) failure to meet analyst financial forecasts of the Company, in and of itself, shall not constitute a Material Adverse Effect.

      (f) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

      (g) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity, provided, however, that the Company’s Employee Equity Trust shall not be considered a Subsidiary of the Company for purposes of Article II.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

HENKEL KGAA

By:	/s/ ULRICH LEHNER

Name: Ulrich Lehner
Title: Chief Executive Officer

By:	/s/ FRANZ-JOSEF ACHER

Name: Franz-Josef Acher
Title: General Counsel

HENKEL MERGER CORPORATION

By:	/s/ HELMUT NUHN

Name: Helmut Nuhn
Title: President

By:	/s/ THOMAS-GERD KÜHN

Name: Thomas-Gerd Kühn
Title: Vice President

THE DIAL CORPORATION

By:	/s/ HERBERT M. BAUM

Name: Herbert M. Baum
Title: Chairman of the Board, President and Chief Executive Officer

EXHIBIT A
FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

      FIRST: The name of the corporation is The Dial Corporation (hereinafter referred to as the “Corporation”).

      SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, in the State of Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of common stock and the par value of each of such shares is $0.01.

      FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

      SIXTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the by-laws of the Corporation, to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter are in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality of the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this seventh paragraph. Any amendment or repeal of this seventh paragraph shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

      SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this eighth paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

      EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

      NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power, provided, however, that any amendment or repeal of the seventh or eighth paragraphs of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

[Goldman, Sachs & Co. Letterhead]
ANNEX B

PERSONAL AND CONFIDENTIAL

December 14, 2003

Board of Directors

The Dial Corporation
15501 North Dial Boulevard
Scottsdale, Arizona 85260-1619

Ladies and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The Dial Corporation (the “Company”) of the $28.75 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 14, 2003 (the “Agreement”), among Henkel KGaA (“Henkel”), Henkel Merger Corporation, an indirect wholly owned subsidiary of Henkel, and the Company.

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which fees are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also may provide investment banking and other services to Henkel and the Company in the future for which we may receive compensation. In addition, Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman, Sachs & Co. and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and Henkel for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2002; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including the views of the Company’s management of the risks and uncertainties relating to the Company’s ability to achieve the Forecasts in the amounts and time periods contemplated thereby. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial information and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the consumer products industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets

B-1

Board of Directors
The Dial Corporation
December 14, 2003
Page Two

and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. In rendering this opinion, we have considered that since August 2001 the Company has made a number of public statements indicating that the Company was evaluating alternatives, including the potential sale of the Company. Our opinion does not address the relative merits of the Transaction as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the $28.75 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

/s/ GOLDMAN, SACHS & CO.

Goldman, Sachs & Co.

B-2

ANNEX C

DELAWARE GENERAL CORPORATION LAW

SECTION 262

Sec. 262. Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS
Wednesday, March 24, 2004

The Dial Corporation
c/o Shareowner ServicesSM
P.O. Box 64945
St. Paul, Minnesota 55164-0945	proxy

This Proxy is solicited by the Board of Directors for use at the Special Meeting on Wednesday, March 24, 2004.

By signing the Proxy, you revoke all prior Proxies and appoint Herbert M. Baum and Christopher J. Littlefield, and each of them, with full power of substitution, to vote as specified on the reverse side all of the shares of common stock of The Dial Corporation held of record by you on February 17, 2004 at the Special Meeting and all adjournments, postponements or continuations thereof.

If no choice is specified, the Proxy will be voted “FOR” Items 1 and 2.

(Continued and to be signed on reverse side.)

COMPANY #

There are two ways to vote your Proxy

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your Proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on March 23, 2004.

•	Please have your Proxy Card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

Your telephone vote authorizes the Named Proxies to vote all of your shares in the same manner as if you marked, signed and returned your Proxy Card.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we’ve provided or return it to The Dial Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card
ò  Please detach here  ò

The Board of Directors recommends a vote FOR Items 1 and 2.

1.	Adoption of the Agreement and Plan of Merger, dated as of December 14, 2003, by and among Henkel KGaA, Henkel Merger Corporation and The Dial Corporation.	☐	For	☐	Against	☐	Abstain

2.	In their discretion, the Named Proxies are authorized to vote on such other business as may properly come before the Special Meeting, including any adjournments, postponements or continuations thereof.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:	Dated:	, 2004

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Attorneys, executors, administrators, trustees, guardians, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. If a partnership, please sign in partnership name by authorized person.